Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of April 25, 2018

among

EQT MIDSTREAM PARTNERS, LP,

EQT MIDSTREAM SERVICES, LLC,

EQM ACQUISITION SUB, LLC,

EQM GP ACQUISITION SUB, LLC,

RICE MIDSTREAM PARTNERS LP,

RICE MIDSTREAM MANAGEMENT LLC,

and,

solely for purposes of Sections 5.15 and 5.16 and Article VIII,

EQT CORPORATION

i

INDEX OF DEFINED TERMS

Defined Term	Where Defined
Affiliate	Section 8.13
Agreement	Preamble
Antitrust Laws	Section 8.13
Balance Sheet Date	Section 3.5(d)
Benefit Plan	Section 8.13
Book-Entry Units	Section 2.1(c)
business day	Section 8.13
Certificate	Section 2.1(c)
Certificate of GP Merger	Section 1.4
Certificate of Merger	Section 1.4
Clayton Act	Section 8.13
Closing	Section 1.3
Closing Date	Section 1.3
Code	Section 2.2(j)
Contract	Section 3.3(a)
control	Section 8.13
controlled by	Section 8.13
DLLCA	Section 8.13
Drop-Down Agreements	Section 8.13
Drop-Down Transactions	Section 8.13
DRULPA	Section 8.13
Effective Time	Section 1.4
Enforceability Exceptions	Section 3.3(a)
Environmental Law	Section 8.13
Environmental Permit	Section 8.13
EQGP	Recitals
EQM	Preamble
EQM Benefit Plans	Section 4.11(a)
EQM Charter Documents	Section 4.1(d)
EQM Conflicts Committee	Recitals
EQM Disclosure Schedule	ARTICLE IV
EQM Entities	Preamble
EQM Equity Plans	Section 8.13
EQM Expenses	Section 7.3(e)
EQM Gathering Holdings	Section 8.13
EQM GP	Preamble
EQM GP Agreement	Section 8.13
EQM GP Board	Recitals
EQM GP Charter Documents	Section 8.13
EQM GP Interest	Section 8.13
EQM GP Unit	Section 8.13
EQM Incentive Distribution Rights	Section 8.13
EQM Intellectual Property	Section 4.16

v

EQM Joint Ventures	Section 8.13
EQM Limited Partner	Section 8.13
EQM Limited Partner Interest	Section 8.13
EQM Material Adverse Effect	Section 4.1(a)
EQM Material Contracts	Section 4.14(a)
EQM Non-Qualifying Income Cushion	Section 7.3(f)
EQM Partnership Agreement	Section 8.13
EQM Partnership Interest	Section 8.13
EQM Permits	Section 4.8(b)
EQM SEC Documents	Section 4.5(a)
EQM Special Approval	Section 8.13
EQM Subsidiary Documents	Section 4.1(d)
EQM Unaffiliated Unitholders	Section 8.13
EQM Unit	Section 8.13
EQM Unit Majority	Section 8.13
EQM Unitholders	Section 8.13
EQT	Preamble
ERISA	Section 8.13
ERISA Affiliates	Section 8.13
Exchange Act	Section 3.4
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
Exchange Ratio	Section 2.1(a)
Federal Trade Commission Act	Section 8.13
FPA	Section 3.21
GAAP	Section 8.13
Governmental Authority	Section 8.13
GP Merger	Recitals
GP Merger Effective Time	Section 1.4
GP Merger Sub	Preamble
GP Merger Sub Charter Documents	Section 8.13
Hazardous Substance	Section 8.13
HSR Act	Section 8.13
ICA	Section 3.21
IDR Purchase and Sale Agreement	Section 8.13
IDR Transaction	Section 8.13
Indemnified Person	Section 5.8(a)
Intended Tax Treatment	Section 2.2(k)
Intervening Event	Section 8.13
Knowledge	Section 8.13
Law	Section 3.8(a)
Laws	Section 3.8(a)
Liens	Section 3.1(c)
Material Adverse Effect	Section 8.13
Maximum Amount	Section 5.8(c)
Merger	Recitals

Merger Consideration	Section 2.1(a)
Merger Sub	Preamble
Merger Sub Charter Documents	Section 8.13
Multiemployer Plan	Section 8.13
NGA	Section 3.21
NGPA	Section 3.21
NYSE	Section 8.13
Outside Date	Section 7.1(b)(i)
PBGC	Section 3.11(d)
Permit	Section 8.13
Person	Section 8.13
Proceeding	Section 5.8(a)
Proxy Statement	Section 3.4
PUHCA	Section 3.21
Registration Statement	Section 3.9
Remedial Actions	Section 5.4(d)
Representatives	Section 5.3(a)
Restraints	Section 6.1(c)
rights-of-way	Section 3.15(b)
RMGH	Section 3.2(e)
RMP	Preamble
RMP Adverse Recommendation Change	Section 5.3(a)
RMP Alternative Proposal	Section 8.13
RMP Base Amount	Section 7.3(f)
RMP Benefit Plans	Section 3.11(a)
RMP Board Recommendation	Section 5.1(b)
RMP Charter Documents	Section 3.1(d)
RMP Conflicts Committee	Recitals
RMP Disclosure Schedule	ARTICLE III
RMP Entities	Preamble
RMP Equity Plans	Section 8.13
RMP Existing Credit Facility	Section 5.10(b)
RMP Expenses	Section 7.3(e)
RMP Fairness Opinion	Section 3.18
RMP Financial Advisor	Section 3.18
RMP GP	Preamble
RMP GP Agreement	Section 8.13
RMP GP Board	Recitals
RMP GP Charter Documents	Section 8.13
RMP GP Interest	Section 8.13
RMP Incentive Distribution Right	Section 8.13
RMP Intellectual Property	Section 3.16
RMP Limited Partner	Section 8.13
RMP Limited Partner Interest	Section 8.13
RMP Material Adverse Effect	Section 3.1(a)
RMP Material Contracts	Section 3.14(a)

RMP Non-Qualifying Income Cushion	Section 7.3(g)
RMP Partnership Agreement	Section 8.13
RMP Partnership Interest	Section 8.13
RMP Permits	Section 3.8(b)
RMP Phantom Unit Award	Section 2.3
RMP Recommendation Change Notice	Section 5.3(d)(ii)(A)
RMP SEC Documents	Section 3.5(a)
RMP Special Approval	Section 8.13
RMP Subsidiary Documents	Section 3.1(d)
RMP Superior Proposal	Section 8.13
RMP Superior Proposal Notice	Section 5.3(d)(i)(C)
RMP Superior Proposal Notice Period	Section 5.3(d)(i)(D)
RMP Termination Fee	Section 7.3(a)
RMP Unaffiliated Unitholders	Section 8.13
RMP Unit	Section 8.13
RMP Unitholder Approval	Section 3.3(c)
RMP Unitholders	Section 8.13
RMP Unitholders Meeting	Section 5.1(b)
Sarbanes-Oxley Act	Section 3.5(a)
SEC	Section 8.13
Securities Act	Section 3.1(c)
Sherman Act	Section 8.13
Subsidiary	Section 8.13
Surviving Entity	Section 1.1
Surviving GP Entity	Section 1.2
Tax	Section 8.13
Tax Guidance	Section 7.3(f)
Tax Return	Section 8.13
Taxes	Section 8.13
Treasury Regulations	Section 8.13
under common control with	Section 8.13
Unit Majority	Section 8.13
WARN Act	Section 3.12
Willful Breach	Section 8.13

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 25, 2018 (this “Agreement”), is by and among EQT Midstream Partners, LP, a Delaware limited partnership (“EQM”), EQT Midstream Services, LLC, a Delaware limited liability company and the general partner of EQM (“EQM GP”), EQM GP Acquisition Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQM (“GP Merger Sub”), EQM Acquisition Sub, LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQM (“Merger Sub” and, together with EQM, EQM GP and GP Merger Sub, the “EQM Entities”), Rice Midstream Partners LP, a Delaware limited partnership (“RMP”), Rice Midstream Management, LLC, a Delaware limited liability company and the general partner of RMP (“RMP GP” and, together with RMP, the “RMP Entities”), and, solely for purposes of Sections 5.15 and 5.16 and Article VIII, EQT Corporation, a Pennsylvania corporation (“EQT”).

W I T N E S S E T H:

WHEREAS, the parties intend that (i) Merger Sub be merged with and into RMP (the “Merger”), with RMP surviving the Merger as a wholly owned subsidiary of EQM and (ii) concurrently with or immediately following the Merger, GP Merger Sub be merged with and into RMP GP (the “GP Merger”), with RMP GP surviving the GP Merger as a wholly owned subsidiary of EQM;

WHEREAS, the Conflicts Committee (“EQM Conflicts Committee”) of the Board of Directors (the “EQM GP Board”) of EQM GP, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of EQM and the EQM Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the GP Merger and the issuance of the Merger Consideration (as defined herein) (the foregoing constituting EQM Special Approval (as defined herein)), and (c) resolved to recommend to the EQM GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the GP Merger and the issuance of the Merger Consideration;

WHEREAS, upon the receipt of such approval and recommendation of the EQM Conflicts Committee, at a meeting duly called and held, the EQM GP Board, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of EQM and the EQM Unitholders and (b) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger, the GP Merger and the issuance of the Merger Consideration (as defined herein);

WHEREAS, the Conflicts Committee (the “RMP Conflicts Committee”) of the Board of Directors of RMP GP (the “RMP GP Board”), by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of RMP and the RMP Unaffiliated Unitholders (as defined herein), (b) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger (the foregoing constituting RMP Special Approval (as defined herein)), (c) resolved to recommend to the RMP GP Board the approval of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, and (d) resolved to recommend, and to direct the RMP GP Board to recommend, the approval of this Agreement and the Merger, by the RMP Limited Partners (as defined herein);

WHEREAS, upon the receipt of such approval and recommendation of the RMP Conflicts Committee, at a meeting duly called and held, the RMP GP Board, by unanimous vote, in good faith (a) determined that this Agreement and the transactions contemplated hereby are in the best interests of RMP and the RMP Unaffiliated Unitholders, (b) approved this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, (c) directed that this Agreement be submitted to a vote of the RMP Limited Partners, and (d) resolved to recommend approval of this Agreement and the Merger by the RMP Limited Partners;

WHEREAS, EQM Gathering Holdings, as the sole member of Merger Sub and GP Merger Sub, respectively, has approved this Agreement and approved the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, EQT GP Holdings, LP (“EQGP”) as the sole member of EQM GP, has approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, Rice Midstream Holdings LLC, as the sole member of RMP GP, has approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the parties thereto are entering into the Drop-Down Agreement and the IDR Purchase and Sale Agreement (each as defined herein); and

WHEREAS, the Board of Directors of EQT approved this Agreement and the consummation of the transactions contemplated hereby solely with respect to, and the transactions contemplated by, Section 5.15, Section 5.16 and Article VIII.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the RMP Entities, the EQM Entities and, solely for purposes of Section 5.15, Section 5.16 and Article VIII, EQT agree as follows:

ARTICLE I
THE MERGER AND THE GP MERGER

Section 1.1                                    The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DRULPA and DLLCA, at the Effective Time, Merger Sub shall be merged with and into RMP, the separate limited liability company existence of Merger Sub will cease, and RMP will continue its existence as a limited partnership under Delaware law as the surviving entity in the Merger (the “Surviving Entity”).

Section 1.2                                    The GP Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DLLCA, at the GP Merger Effective Time, GP Merger Sub shall be merged with and into RMP GP, the separate limited liability company existence of GP Merger Sub will cease, and RMP GP will continue its existence as a limited liability company under Delaware law as the surviving entity in the GP Merger (the “Surviving GP Entity”).

Section 1.3                                    Closing.  Subject to the provisions of Article VI, the closing of the Merger and the GP Merger (the “Closing”) shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019 at 8:00 A.M., Eastern Time, on the second business day after the satisfaction or waiver of the conditions set forth in Article VI (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions), or at such other place, date and time as EQM and RMP shall agree.  The date on which the Closing actually occurs is referred to as the “Closing Date.”

Section 1.4                                    Effective Time.

(a)                                 Subject to the provisions of this Agreement, at the Closing, the parties will cause a certificate of merger, executed in accordance with the relevant provisions of the DRULPA and DLLCA (the “Certificate of Merger”), in such form as necessary to effect the Merger, to be duly filed with the Secretary of State of the State of Delaware.  The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by EQM and RMP in writing and specified in the Certificate of Merger (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

(b)                                 Concurrently with or as soon as practicable following the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, a certificate of merger, executed in accordance with the relevant provisions of the DLLCA (the “Certificate of GP Merger”), in such form as necessary to effect the GP Merger, shall be duly filed by the parties hereto with the Secretary of State of the State of Delaware.  The GP Merger will become effective at such time as the Certificate of GP Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by EQM and RMP in writing and specified in the Certificate of GP Merger (the effective time of the GP Merger being hereinafter referred to as the “GP Merger Effective Time”).

Section 1.5                                    Effects of the Merger and the GP Merger.

(a)                                 The Merger shall have the effects set forth herein and in the applicable provisions of the DRULPA and DLLCA.  At the Effective Time: (i) the certificate of limited partnership of RMP as in effect immediately prior to the Effective Time shall continue as the certificate of limited partnership of the Surviving Entity until thereafter changed or amended as provided by applicable Law (as defined herein); (ii) the RMP Partnership Agreement shall continue as the partnership agreement of RMP until thereafter changed or amended as provided therein or by applicable Law in each case consistent with the obligations set forth in Section 5.8; (iii) RMP GP shall continue as the sole general partner of the Surviving Entity with a non-economic general partner interest in the Surviving Entity; (iv) the limited liability company interests in Merger Sub shall be converted into a single RMP Unit; (v) EQM Gathering Holdings shall be admitted as the sole limited partner of the Surviving Entity and all limited partners of RMP immediately prior to the Merger shall simultaneously cease to be limited partners of RMP; (vi) the Surviving Entity shall continue without dissolution; and (vii) the books and records of the Surviving Entity shall be revised to reflect the foregoing.

(b)                                 The GP Merger shall have the effects set forth herein and in the applicable provisions of the DLLCA.  At the GP Merger Effective Time: (i) the certificate of formation of RMP GP as in effect immediately prior to the GP Merger Effective Time shall continue as the certificate of formation of the Surviving GP Entity until thereafter changed or amended as provided by applicable Law; (ii) all limited liability company interests of GP Merger Sub issued and outstanding immediately prior to the GP Merger Effective Time shall be converted into 100% of the limited liability company interests of the Surviving GP Entity; (iii) the limited liability company agreement of RMP GP as in effect immediately prior to the GP Merger Effective Time shall continue as the limited liability company agreement of the Surviving GP Entity; (iv) EQM Gathering Holdings shall be admitted as the sole member of the Surviving GP Entity; (v) the sole member of RMP GP immediately prior to the GP Merger shall simultaneously cease to be a member of the Surviving GP Entity; (vi) the Surviving GP Entity shall continue without dissolution; and (vii) the books and records of the Surviving GP Entity shall be revised to reflect the foregoing.

ARTICLE II
EFFECT ON RMP UNITS AND RMP INCENTIVE DISTRIBUTION RIGHTS

Section 2.1                                    Conversion of RMP Units and Cancellation of RMP Incentive Distribution Rights.  At the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holder of any securities of or interests in the parties:

(a)                                 Conversion of RMP Units.  Subject to Section 2.2(h) and Section 2.4, each RMP Unit issued and outstanding or deemed issued and outstanding in accordance with Section 2.3 as of immediately prior to the Effective Time shall be converted into the right to receive 0.3319 (the “Exchange Ratio”) EQM Units (the “Merger Consideration”), subject to adjustment in accordance with Section 2.4, which EQM Units will be duly authorized, validly issued, fully paid (to the extent required under the EQM Partnership Agreement) and non-assessable (except as set forth in the EQM Partnership Agreement or as such non-assessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA).

(b)                                 Cancellation of RMP Incentive Distribution Rights.  The RMP Incentive Distribution Rights (as defined herein) outstanding immediately prior to the Effective Time shall be automatically canceled and shall cease to exist.  In connection with such cancellation, EQT EQGP shall retain its rights to any capital account in RMP associated, as of immediately prior to the Merger, with the RMP Incentive Distribution Rights acquired by EQGP pursuant to the IDR Purchase and Sale Agreement.

(c)                                  Book-Entry Unit and Certificates.  As of the Effective Time, all RMP Units converted into the Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of RMP Units in book-entry form (“Book-Entry Units”) or a certificate that immediately prior to the Effective Time represented any RMP Units (a “Certificated Unit”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any distributions to which such holder is entitled pursuant to Section 2.2(g), in each case to be issued or paid in consideration therefor upon surrender of such RMP Unit in accordance with Section 2.2(c), without interest, and the right to be admitted as an EQM Limited Partner.  Upon such surrender of a RMP Unit in accordance with this Agreement and the recording of the name of such Person as a limited partner of EQM on the books and records of EQM, such Person shall automatically and effective as of the Effective Time be admitted as an EQM Limited Partner and be bound by the EQM Partnership Agreement as such.  By its acceptance of EQM Units, an RMP Unitholder confirms its agreement to be bound by all of the terms and conditions of the EQM Partnership Agreement.

Section 2.2                                    Exchange of Certificates.

(a)                                 Exchange Agent.  Prior to the Closing Date, EQM shall appoint an exchange agent reasonably acceptable to RMP (the “Exchange Agent”) for the purpose of exchanging Certificated Units and Book-Entry Units for the Merger Consideration.  As soon as reasonably practicable after the Effective Time, but in no event more than five business days following the Effective Time, EQM will send, or will cause the Exchange Agent to send, to each holder of record of RMP Units as of the Effective Time a letter of transmittal (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificated Units (or effective affidavits of loss in lieu thereof) and Book-Entry Units to the Exchange Agent) in such forms as EQM and RMP may reasonably agree, including instructions for use in effecting the surrender of Certificated Units (or effective affidavits of loss in lieu thereof) and Book-Entry Units to the Exchange Agent in exchange for the Merger Consideration.

(b)                                 Deposit.  At or prior to the Closing, EQM shall cause to be deposited with the Exchange Agent, in trust for the benefit of the holders of RMP Units, an amount of EQM Units (which shall be in non-certificated book-entry form) issuable upon due surrender of the Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units pursuant to the provisions of this Article II.  Following the Effective Time, EQM agrees to make available to the Exchange Agent, from time to time as needed, cash in U.S. dollars sufficient to pay any distributions pursuant to Section 2.2(g) and any EQM Units sufficient to pay any Merger Consideration, in each case, that may be payable from time to time following the Effective Time.  All book-entry units representing EQM Units deposited with, and cash made available to, the

Exchange Agent (including pursuant to Section 2.2(h)) shall be referred to in this Agreement as the “Exchange Fund.”  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the Merger Consideration contemplated to be issued or paid pursuant to this Article II and such distributions as a holder of RMP Units may be entitled to receive pursuant to Section 2.2(g) out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.  The Exchange Agent shall invest any cash included in the Exchange Fund as directed by EQM; provided, that no such investment or losses thereon shall affect the Merger Consideration payable to holders of RMP Units and EQM shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of RMP Units in the amount of any such losses.

(c)                                  Exchange.  Each holder of RMP Units that have been converted into the right to receive the Merger Consideration, upon surrender to the Exchange Agent of a properly completed letter of transmittal, duly executed and completed in accordance with the instructions thereto, a certificate (or effective affidavits of loss in lieu thereof) representing each Certificated Unit, or Book-Entry Unit and such other documents as may reasonably be required by the Exchange Agent, will be entitled to receive in exchange therefor the number of EQM Units representing, in the aggregate, (i) the whole number of EQM Units that such holder has the right to receive in accordance with the provisions of this Article II and (ii) a check in the amount of such distributions as such holder has the right to receive pursuant to Section 2.2(g). The Merger Consideration and such other amounts as reflected in the immediately preceding sentence shall be paid as promptly as practicable after receipt by the Exchange Agent of the certificates (or effective affidavits of loss in lieu thereof) representing each Certificated Unit or Book-Entry Units and letter of transmittal in accordance with the foregoing.  No interest shall be paid or accrued on any Merger Consideration or on any unpaid distributions payable to holders of RMP Units.  Until so surrendered, each such RMP Unit shall, after the Effective Time, represent for all purposes only the right to receive such Merger Consideration.  The Merger Consideration paid upon surrender of Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units shall be deemed to have been paid in full satisfaction of all rights pertaining to the RMP Units.

(d)                                 Other Payees.  If any payment is to be made to a Person other than the Person in whose name the applicable surrendered Certificated Unit (or effective affidavits of loss in lieu thereof) or Book-Entry Unit is registered, it shall be a condition of such payment that the Person requesting such payment shall pay any transfer or other similar Taxes required by reason of the making of such payment to a Person other than the registered holder of the surrendered Certificated Unit (or effective affidavits of loss in lieu thereof) or Book-Entry Unit or shall establish to the satisfaction of EQM and the Exchange Agent that such Tax has been paid or is not payable.  If any portion of the Merger Consideration is to be registered in the name of a Person other than the Person in whose name the applicable surrendered Certificated Unit (or effective affidavits of loss in lieu thereof) or Book-Entry Unit is registered, it shall be a condition to the registration thereof that any surrendered certificate shall be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such delivery of the Merger Consideration shall pay to the Exchange Agent any transfer or other similar Taxes required as a result of such registration in the name of a Person other than the registered holder of such Certificated Unit (or effective affidavits of loss in lieu thereof) or Book-Entry Unit or establish to the satisfaction of EQM and the Exchange Agent that such Tax has been paid or is not payable.

(e)                                  No Further Transfers.  From and after the Effective Time, there shall be no further registration on the books of RMP of transfers of RMP Units.  From and after the Effective Time, the holders of Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such RMP Units except as otherwise provided in this Agreement or by applicable Law.  If, after the Effective Time, Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units are presented to the Exchange Agent or EQM, they shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth in, this Article II.

(f)                                   Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the RMP Unitholders 12 months after the Effective Time shall be returned to EQM, upon demand, and any such holder who has not exchanged such holder’s RMP Units for the Merger Consideration in accordance with this Section 2.2 prior to that time shall thereafter look only to the Surviving Entity for delivery of the Merger Consideration in respect of such holder’s RMP Units.  Notwithstanding the foregoing, EQM, RMP and the Surviving Entity shall not be liable to any RMP Unitholder for any Merger Consideration duly delivered to a public official pursuant to applicable abandoned property Laws.  Any Merger Consideration remaining unclaimed by RMP Unitholders immediately prior to such time as such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of EQM free and clear of any claims or interest of any Person previously entitled thereto.

(g)                                  Distributions.  No distributions with respect to EQM Units issued in the Merger shall be paid to the holder of any unsurrendered Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units until such Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units are surrendered as provided in this Section 2.2.  Following such surrender, subject to the effect of escheat, Tax or other applicable Law, there shall be paid, without interest, to the record holder of the EQM Units, if any, issued in exchange therefor (i) at the time of such surrender, all distributions payable in respect of any such EQM Units with a record date after the Effective Time and a payment date on or prior to the date of such surrender and not previously paid and (ii) at the appropriate payment date, the distributions payable with respect to such EQM Units with a record date after the Effective Time but with a payment date subsequent to such surrender.  For purposes of distributions in respect of EQM Units, all EQM Units to be issued pursuant to the Merger shall be entitled to distributions pursuant to the immediately preceding sentence as if issued and outstanding as of the Effective Time.

(h)                                 No Fractional Units.  No certificates or scrip representing fractional EQM Units shall be issued upon the surrender for exchange of Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units.  Notwithstanding any other provision of this Agreement, all fractional EQM Units that a holder of RMP Units converted pursuant to the Merger would otherwise be entitled to receive as Merger Consideration in the Merger (after taking into account all Certificated Units (or effective affidavits of loss in lieu thereof) or Book-Entry Units) will be aggregated and then, if a fractional EQM Unit results from that aggregation, be rounded up to the nearest whole EQM Unit.

(i)                                     Lost, Stolen or Destroyed Certificates.  If any certificate representing a Certificated Unit shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed and, if required by EQM, the posting by such Person of a bond, in such reasonable amount as EQM may direct, as indemnity against any claim that may be made against it with respect to such Certificated Unit, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration to be paid in respect of the RMP Units represented by such certificate as contemplated by this Article II and pay any distributions pursuant to Section 2.2(g).

(j)                                    Withholding Taxes.  EQM, RMP and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder, or under any provision of applicable state, local or non-U.S. Tax Law (and to the extent deduction and withholding is required, such deduction and withholding may be taken in EQM Units).  To the extent amounts are so withheld and timely paid over to the appropriate Tax authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such withholding was made.  If withholding is taken in EQM Units, EQM and the Exchange Agent shall be treated as having sold such EQM Units for an amount of cash equal to the fair market value of such EQM Units at the time of such deemed sale and paid such cash proceeds to the appropriate Tax authority.

(k)                                 Tax Characterization of Merger.  Each of the parties hereto acknowledges and agrees that, for U.S. federal (and applicable state and local) income tax purposes, (i) the Merger is intended to be treated as an “assets-over” partnership merger transaction under Treasury Regulations Sections 1.708-1(c)(1) and 1.708-1(c)(3)(i), whereby RMP is intended to be the terminating partnership and EQM is intended to be the resulting partnership, and as a result, the Merger shall be treated for U.S. federal (and applicable state and local) income tax purposes as (A) a contribution of all of the assets and liabilities of RMP to EQM in exchange for partnership interests in EQM, immediately followed by (B) a liquidating distribution by RMP of such partnership interests in EQM to the partners of RMP as of immediately prior to the Merger and (ii) none of EQM, RMP, any holder of EQM Units or other partnership interest in EQM, or any holder of RMP Units or other partnership interest in RMP is intended to recognize taxable gain (other than any gain resulting from (A) any actual or constructive distribution of cash or other property or (B) any decrease in partnership liabilities pursuant to Section 752 of the Code) (the “Intended Tax Treatment”).  Unless required to do so as a result of a “determination” as defined in Section 1313(a) of the Code, each of the parties hereto agrees not to make any Tax filings or otherwise take any position inconsistent with the Intended Tax Treatment and to cooperate with the other party to make any filings, statements, or reports required to effect, disclose or report the Intended Tax Treatment.

Section 2.3                                    Treatment of RMP Phantom Units.  Each award of phantom units in respect of RMP Units (each, an “RMP Phantom Unit Award”) that is outstanding immediately prior to the Effective Time shall, as of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any such RMP Phantom Unit Award, be fully vested and converted into the right to receive the Merger Consideration, subject to applicable tax withholding, in respect of each RMP Unit subject thereto.  Effective as of no later than the Effective Time, the RMP GP Board (or, if appropriate, any committee administering any RMP Equity Plans) and the EQM GP Board (or the appropriate committee thereof) shall adopt resolutions and take any other actions that may be reasonably necessary to effect the provisions of this Section 2.3.

Section 2.4                                    Adjustments.  Notwithstanding any provision of this Article II to the contrary (but without in any way limiting the covenants in Section 5.2), if between the date of this Agreement and the Effective Time the number of outstanding RMP Units or EQM Units shall have been changed into a different number of units or a different class by reason of the occurrence or record date of any unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction, the Exchange Ratio shall be appropriately adjusted to reflect fully the effect of such unit dividend, subdivision, reclassification, recapitalization, split, split-up, unit distribution, combination, exchange of units or similar transaction and to provide the holders of RMP Units the same economic effect as contemplated by this Agreement prior to such event.

Section 2.5                                    No Dissenters’ or Appraisal Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger, the GP Merger or the other transactions contemplated hereby.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE RMP ENTITIES

Except as disclosed in (a) the RMP SEC Documents filed or publicly furnished with the SEC on or after December 31, 2016 and prior to the date of this Agreement (but excluding any disclosure contained in any such RMP SEC Documents under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by RMP to EQM (the “RMP Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such RMP Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such RMP Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an RMP Material Adverse Effect), the RMP Entities hereby represent and warrant to EQM as follows:

Section 3.1                                    Organization, Standing and Power.

(a)                                 Each of the RMP Entities and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on RMP (an “RMP Material Adverse Effect”).

(b)                                 Each of the RMP Entities and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an RMP Material Adverse Effect.

(c)                                  Except as set forth on Section 3.1(c) of the RMP Disclosure Schedule, all of the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of RMP that are owned directly or indirectly by RMP have been duly authorized and validly issued in accordance with the organizational documents of each such entity (in each case as in effect on the date of this Agreement) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the organizational documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all liens, pledges, charges, mortgages, encumbrances, options, rights of first refusal or other preferential purchase rights, adverse rights or claims and security interests of any kind or nature whatsoever (including any restriction on the right to vote or transfer the same, except for such transfer restrictions as set forth in the organizational documents of such Subsidiary and for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”).  All such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by RMP.

(d)                                 RMP has made available to EQM correct and complete copies of its certificate of limited partnership and the RMP Partnership Agreement (the “RMP Charter Documents”), and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “RMP Subsidiary Documents”) and of RMP GP, in each case as amended to the date of this Agreement.  All such RMP Charter Documents, RMP Subsidiary Documents and RMP GP Charter Documents are in full force and effect and none of RMP, its material Subsidiaries and RMP GP is in violation of any of their provisions.

(e)                                  RMP GP has not engaged in business, activity or operations other than acting as general partner of RMP, and RMP GP has no assets (other than the RMP GP Interest).  RMP GP has no liabilities of any nature (whether or not accrued or contingent) other than liabilities incurred as a matter of law by virtue of acting as general partner of RMP.  RMP GP is not a party to any document or agreement in its individual capacity (as opposed to its capacity as general partner of RMP).  RMP GP has no employees and has not and is not obligated to sponsor, maintain or contribute to any Benefit Plan.

Section 3.2                                    Capitalization.

(a)                                 As of the close of business on April 24, 2018, the issued and outstanding limited partner interests and general partner interests of RMP consisted of (i) 102,303,108 RMP

Units, (ii) the RMP Incentive Distribution Rights and (iii) the RMP GP Interest.  Section 3.2(a) of the RMP Disclosure Schedule sets forth the number of RMP Units that were issuable pursuant to RMP Equity Plans as of April 24, 2018, including the number of RMP Units that were subject to outstanding awards under the RMP Equity Plans (whether settleable in RMP Units or cash) as of such date.  All outstanding RMP Units and RMP Incentive Distribution Rights have been duly authorized and validly issued and are fully paid (to the extent required under the RMP Partnership Agreement), nonassessable (except as set forth in the RMP Partnership Agreement or as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA), and except as set forth in the RMP Partnership Agreement, free of preemptive rights.  Except (A) as set forth above in this Section 3.2(a) or (B) as otherwise expressly permitted by Section 5.2(a), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of RMP issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any RMP Partnership Interests or other partnership interests, voting securities or other equity interests of RMP, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)                                 Since the Balance Sheet Date (as defined herein) to the date of this Agreement, RMP has not issued any RMP Partnership Interests or other partnership interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any RMP Partnership Interests or other partnership interests, voting securities or other equity interests, other than as set forth above in Section 3.2(a).  Except for equity or equity-based awards outstanding under RMP Equity Plans and disclosed in accordance with Section 3.2(a), none of RMP or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of RMP.  Except (i) as set forth in the RMP Charter Documents, as in effect as of the date of this Agreement, or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards granted under RMP Equity Plans disclosed in Section 3.2(a) and outstanding as of the date of this Agreement, there are no outstanding obligations of RMP or any of its Subsidiaries to repurchase, redeem or otherwise acquire any RMP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any RMP Partnership Interests or other partnership interests, shares of capital stock, voting securities or equity interests) of RMP or any of its Subsidiaries.

(c)                                  RMP GP is the sole general partner of RMP.  RMP GP is the sole record and beneficial owner of the RMP GP Interest, and such RMP GP Interest has been duly authorized and validly issued in accordance with applicable Law and the RMP Partnership Agreement.  RMP GP owns the RMP GP Interest free and clear of any Liens.

(d)                                 Rice Midstream Holdings LLC is the sole member of RMP GP.  Rice Midstream Holdings LLC is the sole record and beneficial owner of all limited liability company interests in RMP GP, and such limited liability company interests have been duly authorized and validly issued in accordance with applicable Law and the Amended and Restated Limited Liability Company Agreement of RMP GP.  Rice Midstream Holdings LLC owns the limited liability company interests in RMP GP free and clear of any Liens.

(e)                                  As of the date of this Agreement, Rice Midstream GP Holdings LP, a Delaware limited partnership (“RMGH”), owns, beneficially and of record, all of the RMP Incentive Distribution Rights, free and clear of any Liens.

Section 3.3                                    Authority; Noncontravention; Voting Requirements.

(a)                                 Each of the RMP Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the GP Merger, subject to obtaining the RMP Unitholder Approval for the Merger.  The execution, delivery and performance by the RMP Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, have been duly authorized and approved by the RMP GP Board, which, at a meeting duly called and held, has, on behalf of RMP and RMP GP, by unanimous vote, in good faith (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, are in the best interests of RMP and the RMP Unaffiliated Unitholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger, (iii) directed that this Agreement be submitted to a vote of the RMP Limited Partners and (iv) resolved to recommend approval of this Agreement and the Merger by the RMP Limited Partners, and except for obtaining the RMP Unitholder Approval for the approval of this Agreement and the Merger, no other entity action on the part of the RMP Entities is necessary to authorize the execution, delivery and performance by the RMP Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger.  Rice Midstream Holdings LLC, as the sole member of RMP GP, has approved this Agreement and the transactions contemplated hereby, including the Merger and the GP Merger.  This Agreement has been duly executed and delivered by the RMP Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, constitutes the legal, valid and binding obligation of each of the RMP Entities, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a Proceeding (as defined herein) at law or in equity) (collectively, the “Enforceability Exceptions”).

(b)                                 Neither the execution and delivery of this Agreement by the RMP Entities nor the consummation by the RMP Entities of the transactions contemplated hereby, nor compliance by the RMP Entities with any of the terms or provisions of this Agreement, will (i) assuming that the RMP Unitholder Approval is obtained, conflict with or violate any provision of the RMP Charter Documents, the RMP GP Charter Documents or any of the RMP Subsidiary Documents, (ii) except as set forth on Section 3.3(b) of the RMP Disclosure Schedule and assuming that the authorizations, consents and approvals referred to in Section 3.4 and the RMP Unitholder Approval are obtained and the filings referred to in Section 3.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to RMP, RMP GP or any of their Subsidiaries or any of their respective properties or assets, or (y)

violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, RMP, RMP GP or any of their Subsidiaries under any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation (each, a “Contract”), or RMP Permit (including any Environmental Permit) to which RMP, RMP GP or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of RMP, RMP GP or any of their Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an RMP Material Adverse Effect.

(c)                                  The affirmative vote or consent of the holders of a Unit Majority at the RMP Unitholders Meeting or any adjournment or postponement thereof in favor of the approval of this Agreement and the Merger (the “RMP Unitholder Approval”) is the only vote or approval of the holders of any class or series of RMP Partnership Interests or other partnership interests, equity interests or capital stock of RMP or any of its Subsidiaries which is necessary to approve this Agreement and the transactions contemplated hereby.

Section 3.4                                    Governmental Approvals.  Except for (a) filings required under, and in compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the Securities Act, including the filing of a proxy statement with the SEC in connection with the Merger (the “Proxy Statement”), (b) the filing of the Certificate of Merger and the Certificate of GP Merger with the Secretary of State of the State of Delaware, (c) any filings required under, and in compliance with other applicable requirements of, the HSR Act and other Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the RMP Entities and the consummation by the RMP Entities of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an RMP Material Adverse Effect.

Section 3.5                                    RMP SEC Documents; Undisclosed Liabilities.

(a)                                 RMP and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2016 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “RMP SEC Documents”).  The RMP SEC Documents, as of their respective effective dates (in the case of the RMP SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other RMP SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), as the case may be, applicable to such RMP SEC Documents, and none of the RMP SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the RMP SEC Documents.  To the Knowledge of RMP, none of the RMP SEC Documents is the subject of ongoing SEC review or investigation.

(b)                                 The consolidated financial statements of RMP included in the RMP SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of RMP and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in partners’ capital for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to RMP and its consolidated Subsidiaries, taken as a whole).

(c)                                  RMP has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to RMP, including its consolidated Subsidiaries, required to be disclosed by RMP in the reports that it files or submits under the Exchange Act is accumulated and communicated to RMP’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by RMP in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  RMP’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to RMP’s auditors and the audit committee of the RMP GP Board (i) all significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect RMP’s ability to record, process, summarize and report financial data and have identified for RMP’s auditors any material weaknesses in internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in RMP’s internal controls over financial reporting.  The principal executive officer and the principal financial officer of RMP have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the RMP SEC Documents, and the statements contained in such certifications were complete and correct when made.  The management of RMP has completed its assessment of the effectiveness of RMP’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such controls were effective.  To the Knowledge of RMP, as of the date of this Agreement there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Except (i) as reflected or otherwise reserved against on the balance sheet of RMP and its Subsidiaries as of December 31, 2017 (the “Balance Sheet Date”) (including the notes thereto) included in the RMP SEC Documents filed by RMP and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither RMP nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of RMP prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an RMP Material Adverse Effect.

(e)                                  Neither RMP nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among RMP and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, RMP in RMP’s published financial statements or any RMP SEC Documents.

Section 3.6                                    Absence of Certain Changes or Events.

(a)                                 Since the Balance Sheet Date, there has not been an RMP Material Adverse Effect.

(b)                                 Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, RMP and its Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither RMP nor any of its Subsidiaries has taken any action described in Section 5.2(a) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of EQM, would violate such provisions.

Section 3.7                                    Legal Proceedings.  There are no investigations or proceedings pending (or, to the Knowledge of RMP, threatened) by any Governmental Authority with respect to RMP, RMP GP or any of their Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of RMP, threatened) against RMP, RMP GP or any of their Subsidiaries or any of their respective properties or assets, at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against RMP, RMP GP or any of their Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an RMP Material Adverse Effect.

Section 3.8                                    Compliance with Laws; Permits.

(a)                                 RMP, RMP GP and their Subsidiaries are, and since the later of December 31, 2015 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable federal, state, local or foreign or provincial law, statute, tariff, ordinance, rule, regulation, judgment, order, injunction, stipulation, determination, award or decree or agency requirement of or undertaking to any Governmental Authority, including common law (collectively, “Laws” and each, a “Law”), except where such non-compliance, default or violation would not have, individually or in the aggregate, an RMP Material Adverse Effect.

(b)                                 RMP, RMP GP and their Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for RMP, RMP GP and their Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “RMP Permits”), except where the failure to have any of the RMP Permits would not have, individually or in the aggregate, an RMP Material Adverse Effect.  All RMP Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an RMP Material Adverse Effect.  No suspension or cancellation of any of the RMP Permits is pending or, to the Knowledge of RMP, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an RMP Material Adverse Effect.  RMP, RMP GP and their Subsidiaries are not, and since December 31, 2015 have not been, in violation or breach of, or default under, any RMP Permit, except where such violation, breach or default would not have, individually or in the aggregate, an RMP Material Adverse Effect.  As of the date of this Agreement, to the Knowledge of RMP, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of RMP, RMP GP or any of their Subsidiaries under, any RMP Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any RMP Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an RMP Material Adverse Effect.

(c)                                  Without limiting the generality of Section 3.8(a), none of RMP, its Subsidiaries, or, to the knowledge of RMP, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to RMP or its Subsidiaries; (ii) has, to the knowledge of RMP, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of RMP, is being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, a RMP Material Adverse Effect.

Section 3.9                                    Information Supplied.  None of the information supplied (or to be supplied) in writing by or on behalf of RMP specifically for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by EQM in connection with the issuance of EQM Units in connection with the Merger (as amended or supplemented from time to time, the “Registration Statement”) will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein not misleading, and (b) the Proxy Statement will, on the date it is first mailed to RMP Unitholders, and at the time of the RMP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Exchange Act.  Notwithstanding the foregoing, RMP makes no representation or warranty with respect to information supplied by or on behalf of EQM for inclusion or incorporation by reference in any of the foregoing documents.

Section 3.10                             Tax Matters.  Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect:  (a) all Tax Returns required to be filed by or with respect to RMP or any of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete, (b) all Taxes owed by RMP or any of its Subsidiaries, or for which RMP or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full, (c) RMP and its Subsidiaries have timely complied with all applicable Tax withholding, collection and deposit requirements, (d) there are no Liens for Taxes (other than statutory Liens for current-period Taxes (x) that are not yet due and payable or (y) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of RMP or any of its Subsidiaries, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of RMP or any of its Subsidiaries, (f) there is no written claim against RMP or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to RMP or any of its Subsidiaries, (g) in the last three (3) years, no claim has been made in writing by a Governmental Authority in a jurisdiction where RMP or any of its Subsidiaries does not file income or franchise Tax Returns that RMP or such Subsidiary is or may be subject to income or franchise taxation in that jurisdiction, (h) none of RMP or any of its Subsidiaries is a party to a Tax allocation, sharing or indemnification agreement, and no payments are due or will become due by RMP or any of its Subsidiaries pursuant to any such agreement, in each case, other than (x) agreements solely between or among RMP and/or its Subsidiaries or (y) provisions contained in commercial agreements the primary purpose of which is not Taxes (including, without limitation, leases, employment agreements, commercial contracts and credit agreements), (i) none of RMP or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), or has any liability for the Taxes of any Person (other than RMP or any of its Subsidiaries), or as a transferee or successor, (j) each of RMP and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (k) RMP is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, (l) at least 90% of the gross income of RMP for each taxable year since its formation through and including the current taxable year has been treated as “qualifying income” within the meaning of Section 7704(d) of the Code, (m) each Subsidiary of RMP is, and since its formation or acquisition by RMP has been, either a partnership or disregarded as an entity separate from its owner for U.S. federal income tax purposes, (n) neither RMP nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, nor is RMP or any of its Subsidiaries aware of any agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment and (o) neither RMP nor any of its Subsidiaries has ever entered into or been a party to any “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

Section 3.11                             Employee Benefits.

(a)                                 RMP has made available to EQM all material RMP Benefit Plans.  “RMP Benefit Plans” means all Benefit Plans that are sponsored, maintained, contributed to or required to be contributed to by RMP or any of its Subsidiaries, or under which RMP or any of its Subsidiaries has any obligation or liability, whether actual or contingent, in each case, for the benefit of current or former officers, employees, directors or consultants of RMP or its Subsidiaries.

(b)                                 Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, (i) none of RMP or any of its Subsidiaries contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and (ii) none of RMP or any of its Subsidiaries has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other actual or contingent liability with respect to any Multiemployer Plan.

(c)                                  Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, none of RMP, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any actual or contingent liability with respect to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(d)                                 With respect to each RMP Benefit Plan that is subject to Section 302 or Title IV of ERISA, except as would not have, individually or in the aggregate, an RMP Material Adverse Effect:  (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (ii) all premiums to the Pension Benefit Guaranty Corporation (“PBGC”) have been timely paid in full, and (iii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by RMP or any of its Subsidiaries.

(e)                                  Except for such claims which would not have, individually or in the aggregate, an RMP Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of RMP, threatened with respect to any RMP Benefit Plan, other than claims for benefits in the ordinary course, (i) alleging any breach of the material terms of such plan or any fiduciary duties with respect thereto or (ii) alleging any violation of any applicable Law with respect to such plan.

(f)                                   Each RMP Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, an RMP Material Adverse Effect.

(g)                                  Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, with respect to any RMP Benefit Plan, all contributions, premiums and other payments due from any of RMP or its Subsidiaries required by applicable Law or the terms of any RMP Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(h)                                 Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, neither RMP nor any of its Subsidiaries has any liability for post-termination or retiree life or medical benefits to former officers, employees, directors or consultants, or beneficiaries or dependents of any of the foregoing, except for continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA provided at no expense to RMP or any of its Subsidiaries.

(i)                                     Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, none of RMP, its ERISA Affiliates or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the RMP Benefit Plans or their related trusts, RMP, any of its ERISA Affiliates or any Person that RMP or any of its ERISA Affiliates has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)                                    Except pursuant to retention or other arrangements put in place after the date of this Agreement in compliance with the terms of this Agreement, or as otherwise expressly contemplated by this Agreement, the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any employee, consultant or officer of RMP, RMP GP or any of their respective Subsidiaries, (ii) result in any forgiveness of indebtedness or an obligation to fund benefits with respect to any such individual or (iii) result in any limitation on the right of the RMP Entities or any of their Affiliates to amend, merge, terminate or receive a reversion of assets from any RMP Benefit Plan or related trust.

Section 3.12                             Labor Matters.

(a)                                 Except for such matters which would not have, individually or in the aggregate, an RMP Material Adverse Effect, none of RMP, RMP GP or any of their respective Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of RMP, RMP GP or any of their respective Subsidiaries with respect to such matters and, to the Knowledge of RMP, no such investigation is in progress.

(b)                                 Except for such matters which would not have, individually or in the aggregate, an RMP Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of RMP, RMP GP or any of their respective Subsidiaries, (ii) to the Knowledge of RMP, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against RMP, RMP GP or any of their respective Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of RMP, threatened against RMP, RMP GP or any of their respective Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of RMP, threatened with respect to any employees of RMP, RMP GP or any of their respective Subsidiaries.

(c)                                  None of RMP, RMP GP or any of their respective Subsidiaries has any liabilities under the Worker Adjustment and Retraining Act of 1988 (the “WARN Act”) as a result of any action taken by RMP, RMP GP, or any of their respective Subsidiaries that would have, individually or in the aggregate, an RMP Material Adverse Effect.

(d)                                 Except for such non-compliance which would not have, individually or in the aggregate, an RMP Material Adverse Effect, RMP, RMP GP and each of their respective Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 3.13                             Environmental Matters.  Except as would not, individually or in the aggregate, have an RMP Material Adverse Effect:  (a) each of RMP and its Subsidiaries is and, since the later of December 31, 2015 and their respective dates of incorporation, formation or organization, has been in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by RMP or any of its Subsidiaries, or to the Knowledge of RMP, any other Person in any manner that would give rise to RMP or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (c) there are no investigations, actions, claims, suits or proceedings pending or, to the Knowledge of RMP, threatened against RMP or any of its Subsidiaries or involving any real property currently or, to the Knowledge of RMP, formerly owned, operated or leased by or for RMP or any Subsidiary alleging noncompliance with or liability under, any

Environmental Law and (d) to RMP’s Knowledge, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, at or from any properties owned or operated by RMP or any of its Subsidiaries or as a result of any operations or activities of, or on behalf of, RMP or any of its Subsidiaries.

Section 3.14                             Contracts.

(a)                                 Except for this Agreement, any RMP Benefit Plans, or as filed with the SEC prior to the date of this Agreement, neither RMP nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to RMP; or (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $10,000,000, other than Contracts solely between or among RMP and one or more of its Subsidiaries (all contracts of the type described in this Section 3.14(a) being referred to herein as “RMP Material Contracts”).

(b)                                 Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect:  (i) each RMP Material Contract is valid and binding on RMP and its Subsidiaries, as applicable, and is in full force and effect; (ii) RMP and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each RMP Material Contract; (iii) neither RMP nor any of its Subsidiaries has received written notice of, or to the Knowledge of RMP, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of RMP or any of its Subsidiaries under any such RMP Material Contract; and (iv) to the Knowledge of RMP, as of the date of this Agreement no other party to any RMP Material Contract is in default thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default by any such other party thereunder.

Section 3.15                             Property.

(a)                                 Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, RMP or a Subsidiary of RMP owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)).  Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, all leases under which RMP or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against RMP or any of its Subsidiaries and, to the Knowledge of RMP, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by RMP or any of its Subsidiaries or, to the Knowledge of RMP, the counterparties thereto, or, to the Knowledge of RMP, any event which, with notice or lapse of time or both, would become a material default by RMP or any of its Subsidiaries, or, to the Knowledge of RMP, the counterparties thereto.

(b)                                 RMP and its Subsidiaries have such consents, easements, rights-of-way, permits or licenses from each person (collectively, “rights-of-way”) as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an RMP Material Adverse Effect.  Except as would not, individually or in the aggregate, have an RMP Material Adverse Effect, each of RMP and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 3.16                             Intellectual Property.  Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, either RMP or an Affiliate of RMP owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “RMP Intellectual Property”) used in their respective businesses as currently conducted.  Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, (a) there are no pending or, to the Knowledge of RMP, threatened claims by any Person alleging infringement or misappropriation by RMP or any of its Subsidiaries of such Person’s intellectual property, (b) to the Knowledge of RMP, the conduct of the business of RMP and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither RMP nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the RMP Intellectual Property, and (d) to the Knowledge of RMP, no Person is infringing or misappropriating any RMP Intellectual Property.

Section 3.17                             Insurance.  Section 3.17 of the RMP Disclosure Schedule lists the annual premiums paid by RMP for directors and officers liability insurance policies.  Except as would not have, individually or in the aggregate, an RMP Material Adverse Effect, (i) RMP and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate and (ii) none of RMP or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 3.18                             Opinion of Financial Advisor.  The RMP Conflicts Committee has received the opinion of Jefferies LLC (the “RMP Financial Advisor”), dated the date of this Agreement, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, the Exchange Ratio is fair, from a financial point of view, to RMP and the RMP Unaffiliated Unitholders (the “RMP Fairness Opinion”).  RMP has been authorized by the

RMP Financial Advisor to permit the inclusion of the RMP Fairness Opinion in the Registration Statement and the Proxy Statement.

Section 3.19                             Brokers and Other Advisors.  Except for the RMP Financial Advisor, the fees and expenses of which will be paid by RMP, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger, the GP Merger or the other transactions contemplated hereby based on arrangements made by or on behalf of RMP or any of its Subsidiaries.  RMP has heretofore made available to EQM a correct and complete copy of RMP’s engagement letter with the RMP Financial Advisor, which letter describe all fees payable to the RMP Financial Advisor, in connection with the transactions contemplated hereby and all agreements under which any such fees or any expenses are payable and all indemnification and other agreements with the RMP Financial Advisor, entered into in connection with the transactions contemplated hereby.

Section 3.20                             State Takeover Statutes.  The action of the RMP GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the RMP Partnership Agreement.  There is no unitholder rights plan in effect, to which RMP is a party or otherwise bound.

Section 3.21                             Regulatory Matters.  Except as would not, individually or in the aggregate, have an RMP Material Adverse Effect, there are no proceedings pending, or to the Knowledge of RMP, threatened, alleging that RMP or any of its Subsidiaries is in material violation of the Natural Gas Act, 15 U.S.C. § 717, et seq. (the “NGA”), the Natural Gas Policy Act of 1978, 15 U.S.C. § 3301, et seq. (the “NGPA”), the Interstate Commerce Act, 49 U.S.C. App. § 1, et seq. (1988) (the “ICA”), the Federal Power Act, 16 U.S.C. § 791a, et seq. (the “FPA”), or the Public Utility Holding Company Act of 2005, 42 U.S.C. §§ 16451-16453 (“PUHCA”), or the laws, rules and regulations of any applicable state public utility commission or department, as the case may be.

Section 3.22                             Investment Company Act.  RMP is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 3.23                             No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article III, none of RMP, RMP GP or any other Person makes or has made any express or implied representation or warranty with respect to RMP, RMP GP or with respect to any other information provided to any EQM Entity in connection with the Merger, the GP Merger or the other transactions contemplated hereby.  Without limiting the generality of the foregoing, none of RMP, RMP GP or any other Person will have or be subject to any liability or other obligation to any EQM Entity or any other Person resulting from the distribution to any EQM Entity (including their respective Representatives), or any EQM Entity’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to any EQM Entity in certain “data rooms” or management presentations in expectation of the Merger or the GP Merger.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE EQM ENTITIES

Except as disclosed in (a) the EQM SEC Documents filed or publicly furnished with the SEC on or after December 31, 2016 and prior to the date of this Agreement (but excluding any disclosure contained in any such EQM SEC Documents under the heading “Risk Factors” or “Forward-Looking Statements” or similar heading (other than any factual information contained within such headings, disclosure or statements)) or (b) the disclosure letter delivered by EQM to RMP (the “EQM Disclosure Schedule”) prior to the execution of this Agreement (provided that (i) disclosure in any section of such EQM Disclosure Schedule shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that it is applicable to such other section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such EQM Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, an EQM Material Adverse Effect), the EQM Entities hereby represent and warrant to RMP as follows:

Section 4.1                                    Organization, Standing and Power.

(a)                                 Each of the EQM Entities and their respective Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed or organized, as applicable, and has all requisite partnership, corporate, limited liability company or other applicable power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except where the failure to have such power or authority would not, individually or in the aggregate, have a Material Adverse Effect on EQM (an “EQM Material Adverse Effect”).

(b)                                 Each of the EQM Entities and their respective Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have an EQM Material Adverse Effect.

(c)                                  All the outstanding partnership interests, limited liability company interests, shares of capital stock of, or other equity interests in, each material Subsidiary of EQM that are owned directly or indirectly by EQM have been duly authorized and validly issued in accordance with the organizational documents of each such entity (in each case as in effect on the date of this Agreement) and are fully paid (in the case of an interest in a limited partnership or limited liability company, to the extent required under the organizational documents of such entity) and nonassessable (to the extent such Subsidiary is a corporate entity) and are owned free and clear of all Liens.  Except (i) as set forth in Section 4.1(c) of the EQM Disclosure Schedule and (ii) for those of the EQM Joint Ventures, all such interests and shares of capital stock of each Subsidiary are owned directly or indirectly by EQM.

(d)                                 EQM has made available to RMP correct and complete copies of its certificate of limited partnership and the EQM Partnership Agreement (the “EQM Charter Documents”) and correct and complete copies of the comparable organizational documents of each of its material Subsidiaries (the “EQM Subsidiary Documents”) and of EQM GP, in each case as amended to the date of this Agreement.  All such EQM Charter Documents, EQM Subsidiary Documents and EQM GP Charter Documents are in full force and effect, and none of EQM, its material Subsidiaries or EQM GP is in violation of any of their provisions.

(e)                                  EQM GP has not engaged in business, activity or operations other than acting as general partner of EQM, and EQM GP has no assets (other than the EQM GP Interest). EQM GP has no liabilities of any nature (whether or not accrued or contingent) other than liabilities incurred as a matter of law by virtue of acting as general partner of EQM. EQM GP is not a party to any document or agreement in its individual capacity (as opposed to its capacity as general partner of EQM). EQM GP has no employees and has not and is not obligated to sponsor, maintain or contribute to any Benefit Plan.

Section 4.2                                    Capitalization.

(a)                                 As of the close of business on April 24, 2018, the issued and outstanding limited partner interests and general partner interests of EQM consisted of (i) 80,591,366 EQM Units, (ii) the EQM Incentive Distribution Rights and (iii) 1,443,015 EQM GP Units.  Section 4.2(a) of the EQM Disclosure Schedule sets forth the number of EQM Units that were issuable pursuant to EQM Equity Plans as of April 24, 2018, including the number of EQM Units that were subject to outstanding awards under the EQM Equity Plans (whether settleable in EQM Units or cash) as of such date.  All outstanding EQM Partnership Interests have been duly authorized and validly issued and are fully paid (to the extent required under the EQM Partnership Agreement), nonassessable (except as set forth in the EQM Partnership Agreement or as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and, except as set forth in the EQM Partnership Agreement, free of preemptive rights. Except (A) as set forth above in this Section 4.2(a), (B) as contemplated by the Drop-Down Agreement or (C) as otherwise expressly permitted by Section 5.2(b), as of the date of this Agreement there are not, and as of the Effective Time there will not be, any partnership interests, voting securities or other equity interests of EQM issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any EQM Partnership Interests or other partnership interests, voting securities or other equity interests of EQM, including any representing the right to purchase or otherwise receive any of the foregoing.

(b)                                 Since the Balance Sheet Date to the date of this Agreement, EQM has not issued any EQM Partnership Interests or other partnership interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any EQM Partnership Interests or other partnership interests, voting securities or other equity interests, other than as set forth above in Section 4.2(a).  Except for equity or equity-based awards outstanding under EQM Equity Plans and disclosed above in Section 4.2(a), none of EQM or any of its Subsidiaries has issued or is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any partnership interests, shares of capital stock, voting securities or equity interests of any Subsidiary of EQM (other than, with respect to the EQM Joint Ventures, as set forth in the definitive agreements for such EQM Joint Ventures).  Except (i) as set forth in the EQM Charter Documents, as in effect as of the date of this Agreement or (ii) in connection with the vesting, settlement or forfeiture of, or Tax withholding with respect to, any equity or equity-based awards outstanding as of the date of this Agreement, there are no outstanding obligations of EQM or any of its Subsidiaries to repurchase, redeem or otherwise acquire any partnership interests, shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any partnership interests, shares of capital stock, voting securities or equity interests) of EQM or any of its Subsidiaries (other than, with respect to the EQM Joint Ventures, as set forth in the definitive agreements for such EQM Joint Ventures).

(c)                                  EQM GP is the sole general partner of EQM.  EQM GP is the sole record and beneficial owner of the EQM GP Interest and the EQM Incentive Distribution Rights, and such EQM GP Interest and the EQM Incentive Distribution Rights have been duly authorized and validly issued in accordance with applicable Law and the EQM Partnership Agreement.  EQM GP owns the EQM GP Interest and the EQM Incentive Distribution Rights free and clear of any Liens.

(d)                                 EQGP is the sole member of EQM GP.  EQGP is the sole record and beneficial owner of all limited liability company interests in EQM GP, and such limited liability company interests have been duly authorized and validly issued in accordance with applicable Law and the Amended and Restated Limited Liability Company Agreement of EQM GP.  EQGP owns the limited liability company interests in EQM GP free and clear of any Liens.

(e)                                  All of the issued and outstanding limited liability company interests of each of Merger Sub and GP Merger Sub are owned, beneficially and of record, by EQM Gathering Holdings.  Each of Merger Sub and GP Merger Sub has been formed solely for the purpose of engaging in the Merger or the GP Merger, respectively, and the other transactions contemplated by this Agreement.  Except for obligations and liabilities incurred in connection with its formation and the Merger, the GP Merger and the other transactions contemplated by this Agreement, neither Merger Sub nor GP Merger Sub has or will have incurred, directly or indirectly, any obligations or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

(f)                                   When issued pursuant to the terms of this Agreement, all EQM Units constituting the Merger Consideration will be duly authorized, validly issued, fully paid (to the extent required under the EQM Partnership Agreement), nonassessable (except as set forth in the EQM Partnership Agreement or as such nonassessability may be affected by matters described in Sections 17-303, 17-607 and 17-804 of the DRULPA) and, except as set forth in the EQM Partnership Agreement, free of preemptive rights.

Section 4.3                                    Authority; Noncontravention.

(a)                                 Each of the EQM Entities has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the Merger and the GP Merger.  The execution, delivery and performance by the EQM Entities of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, have been duly authorized by all necessary entity action on the part of the EQM Entities, and no other entity action on the part of the EQM Entities is necessary to authorize the execution, delivery and performance by the EQM Entities of this Agreement and the consummation of the transactions contemplated hereby, including the Merger and the GP Merger.  This Agreement has been duly executed and delivered by the applicable EQM Entities and, assuming due authorization, execution and delivery of this Agreement by the other parties hereto, this Agreement constitutes a legal, valid and binding obligation of each of the applicable EQM Entities, enforceable against each of them in accordance with its terms, except as such enforcement may be limited by the Enforceability Exceptions.

(b)                                 Neither the execution and delivery of this Agreement by the EQM Entities, nor the consummation by the EQM Entities of the transactions contemplated hereby, nor compliance by the EQM Entities with any of the terms or provisions of this Agreement, will (i) conflict with or violate any provision of the EQM Charter Documents, the EQM GP Charter Documents, the Merger Sub Charter Documents, the GP Merger Sub Charter Documents or any of the EQM Subsidiary Documents, (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained and the filings referred to in Section 4.4 are made, (x) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to EQM, EQM GP or any of their Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, EQM, EQM GP or any of their Subsidiaries under any of the terms, conditions or provisions of any Contract or EQM Permit (including any Environmental Permit) to which EQM, EQM GP or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected or (iii) result in the exercisability of any right to purchase or acquire any material asset of EQM, EQM GP or any of their Subsidiaries, except, in the case of clauses (ii)(x) and (ii)(y), for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to have an EQM Material Adverse Effect.

(c)                                  No vote or approval of the holders of any class or series of EQM Partnership Interests or other partnership interests, equity interests or capital stock of EQM or any of its Subsidiaries (other than Merger Sub and GP Merger Sub, with respect to which all such approvals have been obtained as of the date hereof) is necessary to approve this Agreement and the transactions contemplated hereby in accordance with the EQM Partnership Agreement.

(d)                                 None of the EQM Entities nor any of their respective Subsidiaries holds any limited partner interests, capital stock, voting securities or equity interests of RMP or any of its Subsidiaries, or holds any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any such limited partner interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any such limited partner interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any such limited partner interests, shares of capital stock, voting securities or equity interests.

Section 4.4                                    Governmental Approvals.  Except for (a) filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act, including the filing of the Registration Statement and the Proxy Statement with the SEC, (b) the filing of the Certificate of Merger and the Certificate of GP Merger with the Secretary of State of the State of Delaware, (c) any filings required under, and in compliance with other applicable requirements of, the HSR Act and other Antitrust Laws or (d) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution, delivery and performance of this Agreement by the EQM Entities and the consummation by the EQM Entities of the transactions contemplated hereby, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to result in an EQM Material Adverse Effect.

Section 4.5                                    EQM SEC Documents; Undisclosed Liabilities.

(a)                                 EQM and its Subsidiaries have filed and furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by them with the SEC since December 31, 2016 (collectively and together with all documents filed or publicly furnished on a voluntary basis on Form 8-K, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “EQM SEC Documents”).  The EQM SEC Documents, as of their respective effective dates (in the case of the EQM SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of their respective SEC filing dates (in the case of all other EQM SEC Documents), or, if amended, as finally amended prior to the date of this Agreement, complied in all material respects with the requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, applicable to such EQM SEC Documents, and none of the EQM SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the EQM SEC Documents.  To the Knowledge of EQM, none of the EQM SEC Documents is the subject of ongoing SEC review or investigation.

(b)                                 The consolidated financial statements of EQM included in the EQM SEC Documents as of their respective dates (if amended, as of the date of the last such amendment) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of EQM and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations, cash flows and changes in equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to EQM and its consolidated Subsidiaries, taken as a whole).

(c)                                  EQM has established and maintains internal control over financial reporting and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to EQM, including its consolidated Subsidiaries, required to be disclosed by EQM in the reports that it files or submits under the Exchange Act is accumulated and communicated to EQM’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and such disclosure controls and procedures are effective to ensure that information required to be disclosed by EQM in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms.  EQM’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to EQM’s auditors and the audit committee of the EQM GP Board (i) all significant deficiencies in the design or operation of internal controls over financial reporting which could adversely affect EQM’s ability to record, process, summarize and report financial data and have identified for EQM’s auditors any material weaknesses in internal controls over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in EQM’s internal controls over financial reporting.  The principal executive officer and the principal financial officer of EQM have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the EQM SEC Documents, and the statements contained in such certifications were complete and correct when made.  The management of EQM has completed its assessment of the effectiveness of EQM’s internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2017, and such assessment concluded that such controls were effective.  To the Knowledge of EQM, as of the date of this Agreement, there are no facts or circumstances that would prevent its principal executive officer and principal financial officer from giving the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)                                 Except (i) as reflected or otherwise reserved against on the balance sheet of EQM and its consolidated Subsidiaries as of the Balance Sheet Date (including the notes thereto) included in the EQM SEC Documents filed by EQM and publicly available prior to the date of this Agreement, (ii) for liabilities and obligations incurred since the Balance Sheet Date in the ordinary course of business and (iii) for liabilities and obligations incurred under or in accordance with this Agreement or in connection with the transactions contemplated hereby, neither EQM nor any of its Subsidiaries has any liabilities or obligations of any nature (whether or not accrued or contingent) that would be required to be reflected or reserved against on a consolidated balance sheet of EQM prepared in accordance with GAAP or the notes thereto, other than as have not and would not reasonably be expected to have, individually or in the aggregate, an EQM Material Adverse Effect.

(e)                                  Neither EQM nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among EQM and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)), where the purpose of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, EQM in EQM’s published financial statements or any EQM SEC Documents.

Section 4.6                                    Absence of Certain Changes or Events.

(a)                                 Since the Balance Sheet Date, there has not been an EQM Material Adverse Effect.

(b)                                 Since the Balance Sheet Date, (i) except for this Agreement and the transactions contemplated hereby, EQM and its consolidated Subsidiaries have carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and (ii) neither EQM nor any of its Subsidiaries has taken any action described in Section 5.2(b) that, if taken after the date of this Agreement and prior to the Effective Time without the prior written consent of RMP, would violate such provisions.

Section 4.7                                    Legal Proceedings.  There are no investigations or proceedings pending (or, to the Knowledge of EQM, threatened) by any Governmental Authority with respect to EQM, EQM GP or any of their Subsidiaries or actions, suits or proceedings pending (or, to the Knowledge of EQM, threatened) against EQM, EQM GP or any of their Subsidiaries or any of their respective properties or assets, at law or in equity before any Governmental Authority, and there are no orders, judgments, decrees or similar rulings of any Governmental Authority against EQM, EQM GP or any of their Subsidiaries, in each case except for those that would not reasonably be expected to have, individually or in the aggregate, an EQM Material Adverse Effect.

Section 4.8                                    Compliance with Laws; Permits.

(a)                                 EQM, EQM GP and their Subsidiaries are, and since the later of December 31, 2015 and their respective dates of incorporation, formation or organization have been, in compliance with and are not in default under or in violation of any applicable Laws, except where such non-compliance, default or violation would not have, individually or in the aggregate, an EQM Material Adverse Effect.

(b)                                 EQM, EQM GP and their Subsidiaries are in possession of all Permits (including Environmental Permits) necessary for EQM, EQM GP and their Subsidiaries to own, lease and operate their properties and assets or to carry on their businesses as they are now being conducted (the “EQM Permits”), except where the failure to have any of the EQM Permits would not have, individually or in the aggregate, an EQM Material Adverse Effect.  All EQM Permits are in full force and effect, except where the failure to be in full force and effect would not have, individually or in the aggregate, an EQM Material Adverse Effect.  No suspension or cancellation of any of the EQM Permits is pending or, to the Knowledge of EQM, threatened, except where such suspension or cancellation would not have, individually or in the aggregate, an EQM Material Adverse Effect.  EQM, EQM GP and their Subsidiaries are not, and since December 31, 2015 have not been, in violation or breach of, or default under, any EQM Permit, except where such violation, breach or default would not have, individually or in the aggregate, an EQM Material Adverse Effect.  As of the date of this Agreement, to the Knowledge of EQM, no event or condition has occurred or exists which would result in a violation of, breach, default or loss of a benefit under, or acceleration of an obligation of EQM, EQM GP or any of their Subsidiaries under, any EQM Permit, or has caused (or would cause) an applicable Governmental Authority to fail or refuse to issue, renew or extend any EQM Permit (in each case, with or without notice or lapse of time or both), except for violations, breaches, defaults, losses, accelerations or failures that would not have, individually or in the aggregate, an EQM Material Adverse Effect.

(c)                                  Without limiting the generality of Section 4.8(a), none of EQM, its Subsidiaries, or, to the knowledge of EQM, any consultant, agent or representative of any of the foregoing (in their respective capacities as such), (i) has violated the U.S. Foreign Corrupt Practices Act, and any other U.S. and foreign anti-corruption Laws that are applicable to EQM or its Subsidiaries; (ii) has, to the knowledge of EQM, been given written notice by any Governmental Authority of any facts which, if true, would constitute a violation of the U.S. Foreign Corrupt Practices Act or any other U.S. or foreign anti-corruption Laws by any such person; and (iii) to the knowledge of EQM, is being (and has not been) investigated by any Governmental Authority except, in each case of the foregoing clauses (i) through (iii), as would not have, individually or in the aggregate, an EQM Material Adverse Effect.

(d)                                 None of EQM or any of its Subsidiaries has any liabilities under the WARN Act that would have, individually or in the aggregate, an EQM Material Adverse Effect.  Except for such non-compliance which would not have, individually or in the aggregate, an EQM Material Adverse Effect, EQM and each of its Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 4.9                                    Information Supplied.  None of the information supplied (or to be supplied) in writing by or on behalf of EQM specifically for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement, or any amendment or supplement thereto, is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, on the date it is first mailed to RMP Unitholders, and at the time of the RMP Unitholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading.  The Registration Statement and Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act or Exchange Act, as applicable.  Notwithstanding the foregoing, EQM makes no representation or warranty with respect to information supplied by or on behalf of RMP for inclusion or incorporation by reference in any of the foregoing documents.

Section 4.10                             Tax Matters.  Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect:  (a) all Tax Returns required to be filed by or with respect to EQM or any of its Subsidiaries have been duly and timely filed, and all such Tax Returns are true, correct and complete, (b) all Taxes owed by EQM or any of its Subsidiaries, or for which EQM or any of its Subsidiaries may be liable, that are or have become due have been timely paid in full, (c) EQM and its Subsidiaries have timely complied with all applicable Tax withholding, collection and deposit requirements, (d) there are no Liens for Taxes (other than statutory Liens for current-period Taxes (x) that are not yet due and payable or (y) that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP) on any of the assets of EQM or any of its Subsidiaries, (e) there are no audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes or Tax matters of EQM or any of its Subsidiaries, (f) there is no written claim against EQM or any of its Subsidiaries for any Taxes, and no assessment, deficiency or adjustment has been asserted, proposed, or threatened in writing with respect to any Tax Return of or with respect to EQM or any of its Subsidiaries, (g) in the last three (3) years, no claim has been made in writing by a Governmental Authority in a jurisdiction where EQM or any of its Subsidiaries does not file income or franchise Tax Returns that EQM or such Subsidiary is or may be subject to income or franchise taxation in that jurisdiction, (h) none of EQM or any of its Subsidiaries is a party to a Tax allocation, sharing or indemnification agreement, and no payments are due or will become due by EQM or any of its Subsidiaries pursuant to any such agreement, in each case, other than (x) agreements solely between or among EQM and/or its Subsidiaries or (y) provisions contained in commercial agreements the primary purpose of which is not Taxes (including, without limitation, leases, employment agreements, commercial contracts and credit agreements), (i) none of EQM or any of its Subsidiaries has been a member of an affiliated, combined, consolidated, unitary or similar group with respect to Taxes (including any affiliated group within the meaning of Section 1504 of the Code and any similar group under state, local or non-U.S. law), or has any liability for the Taxes of any Person (other than EQM or any of its Subsidiaries), or as a transferee or successor, (j) each of EQM and any of its Subsidiaries that is classified as a partnership for U.S. federal income tax purposes has in effect a valid election under Section 754 of the Code, (k) EQM is properly classified as a partnership for U.S. federal income tax purposes, and not as an association or a publicly traded partnership taxable as a corporation under Section 7704 of the Code, and has been properly treated as such (or properly treated as disregarded as separate from its owner for U.S. federal income tax purposes) since its formation, (l) at least 90% of the gross income of EQM for each taxable year since its formation through and including the current taxable year has been treated as “qualifying income” within the meaning of Section 7704(d) of the Code, (m) each Subsidiary of EQM, other than EQT Midstream Finance Corporation, is, and since its formation or acquisition by EQM has been, either a partnership or disregarded as an entity separate from its owner for U.S. federal income tax purposes, (n) neither EQM nor any of its Subsidiaries has taken or agreed to take any action that would reasonably be expected to prevent the Merger from qualifying for the Intended Tax Treatment, nor is EQM or any of its Subsidiaries aware of any agreement, plan or other circumstance that would reasonably be expected to prevent the Merger from qualifying for the

Intended Tax Treatment and (o) neither EQM nor any of its Subsidiaries has ever entered into or been a party to any “listed transaction” as defined in Section 1.6011-4(b)(2) of the Treasury Regulations.

Section 4.11                             Employee Benefits.

(a)                                 EQM has made available to RMP all material EQM Benefit Plans.  “EQM Benefit Plans” means all Benefit Plans that are sponsored, maintained, contributed to or required to be contributed to by EQM or any of its Subsidiaries, or under which EQM or any of its Subsidiaries has any obligation or liability, whether actual or contingent, in each case, for the benefit of current or former officers, employees, directors or consultants of EQM or its Subsidiaries.

(b)                                 Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, (i) none of EQM or any of its Subsidiaries contributes to, is required to contribute to, or has in the last six years contributed to or been required to contribute to a Multiemployer Plan and (ii) none of EQM or any of its Subsidiaries has incurred any “withdrawal liability” (within the meaning of Section 4201 of ERISA) to a Multiemployer Plan that has not been satisfied in full or has (or is reasonably expected to have) any other actual or contingent liability with respect to any Multiemployer Plan.

(c)                                  Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, none of EQM, any of its Subsidiaries, or any of their respective ERISA Affiliates has in the last six years sponsored, maintained, contributed to or been required to contribute to, or has (or is reasonably expected to have) any actual or contingent liability with respect to any Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.

(d)                                 With respect to each EQM Benefit Plan that is subject to Section 302 or Title IV of ERISA, except as would not have, individually or in the aggregate, an EQM Material Adverse Effect:  (i) the minimum funding standard under Section 302 of ERISA and Sections 412 and 430 of the Code has been satisfied and no waiver of any minimum funding standard or any extension of any amortization period has been requested or granted; (ii) all premiums to the PBGC have been timely paid in full, and (iii) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by EQM or any of its Subsidiaries.

(e)                                  Except for such claims which would not have, individually or in the aggregate, an EQM Material Adverse Effect, no action, dispute, suit, claim, arbitration, or legal, administrative or other proceeding or governmental action is pending or, to the Knowledge of EQM, threatened with respect to any EQM Benefit Plan, other than claims for benefits in the ordinary course, (i) alleging any breach of the material terms of such plan or any fiduciary duties with respect thereto or (ii) alleging any violation of any applicable Law with respect to such plan.

(f)                                   Each EQM Benefit Plan has been maintained, funded and administered in compliance with its terms and with applicable Law, including ERISA and the Code, except for such non-compliance which would not have, individually or in the aggregate, an EQM Material Adverse Effect.

(g)                                  Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, with respect to any EQM Benefit Plan, all contributions, premiums and other payments due from any of EQM or its Subsidiaries required by applicable Law or the terms of any EQM Benefit Plan have been made or properly accrued under any such plan to any fund, trust or account established thereunder or in connection therewith by the due date thereof.

(h)                                 Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, neither EQM nor any of its Subsidiaries has any liability for post-termination or retiree life or medical benefits to former officers, employees, directors or consultants, or beneficiaries or dependents of any of the foregoing, except for continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA provided at no expense to EQM or any of its Subsidiaries.

(i)                                     Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, none of EQM, its ERISA Affiliates or any other Person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject any of the EQM Benefit Plans or their related trusts, EQM, any of its ERISA Affiliates or any Person that EQM or any of its ERISA Affiliates has an obligation to indemnify, to any Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(j)                                    Except pursuant to retention or other arrangements put in place after the date of this Agreement in compliance with the terms of this Agreement, the consummation of the transactions contemplated hereby will not, either alone or in combination with any other event, (i) accelerate the time of payment or vesting, or increase the amount of any compensation or benefits due to any employee, consultant or officer of EQM, EQM GP or any of their respective Subsidiaries, (ii) result in any forgiveness of indebtedness or an obligation to fund benefits with respect to any such individual or (iii) result in any limitation on the right of the EQM Entities or any of their Affiliates to amend, merge, terminate or receive a reversion of assets from any EQM Benefit Plan or related trust.

Section 4.12                             Labor Matters.

(a)                                 Except for such matters which would not have, individually or in the aggregate, an EQM Material Adverse Effect, none of EQM, EQM GP or any of their respective Subsidiaries has received written notice during the past two years of the intent of any Governmental Authority responsible for the enforcement of labor, employment, occupational health and safety or workplace safety and insurance/workers compensation laws to conduct an investigation of EQM, EQM GP or any of their respective Subsidiaries with respect to such matters and, to the Knowledge of EQM, no such investigation is in progress.

(b)                                 Except for such matters which would not have, individually or in the aggregate, an EQM Material Adverse Effect, (i) there are no (and have not been during the two-year period preceding the date of this Agreement) strikes or lockouts with respect to any employees of EQM, EQM GP or any of their respective Subsidiaries, (ii) to the Knowledge of EQM, there is no (and has not been during the two-year period preceding the date of this Agreement) union organizing effort pending or threatened against EQM, EQM GP or any of their respective Subsidiaries, (iii) there is no (and has not been during the two-year period preceding the date of this Agreement) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or, to the Knowledge of EQM, threatened against EQM, EQM GP or any of their respective Subsidiaries and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of EQM, threatened with respect to any employees of EQM, EQM GP or any of their respective Subsidiaries.

(c)                                  None of EQM, EQM GP or any of their respective Subsidiaries has any liabilities under the WARN Act as a result of any action taken by EQM, EQM GP, or any of their respective Subsidiaries that would have, individually or in the aggregate, an EQM Material Adverse Effect.

(d)                                 Except for such non-compliance which would not have, individually or in the aggregate, an EQM Material Adverse Effect, EQM, EQM GP and each of their respective Subsidiaries is, and during the two year period preceding the date of this Agreement has been, in compliance with all applicable Laws in respect of employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health (including classifications of service providers as employees and/or independent contractors).

Section 4.13                             Environmental Matters.  Except as would not, individually or in the aggregate, have an EQM Material Adverse Effect:  (a) each of EQM and its Subsidiaries is and, since the later of December 31, 2015 and their respective dates of incorporation, formation or organization, has been in compliance with all applicable Environmental Laws, (b) there has been no release of any Hazardous Substance by EQM or any of its Subsidiaries, or to the Knowledge of EQM, any other Person in any manner that would give rise to EQM or any of its Subsidiaries incurring any remedial obligation or corrective action requirement under applicable Environmental Laws, (c) there are no investigations, actions, claims, suits or proceedings pending or, to the Knowledge of EQM, threatened against EQM or any of its Subsidiaries or involving any real property currently or, to the Knowledge of EQM, formerly owned, operated or leased by or for EQM or any Subsidiary alleging noncompliance with or liability under, any Environmental Law and (d) to the Knowledge of EQM, no Hazardous Substance has been disposed of, released or transported in violation of any applicable Environmental Law, at or from any properties owned or operated by EQM or any of its Subsidiaries or as a result of any operations or activities of, or on behalf of, EQM or any of its Subsidiaries.

Section 4.14                             Contracts.

(a)                                 Except for this Agreement, any EQM Benefit Plans, or as filed with the SEC prior to the date of this Agreement, neither EQM nor any of its Subsidiaries is a party to or bound by, as of the date of this Agreement, any Contract (whether written or oral) (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) to EQM; or (ii) which constitutes a contract or commitment relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $50,000,000 (all contracts of the type described in this Section 4.14(a) being referred to herein as “EQM Material Contracts”).

(b)                                 Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect:  (i) each EQM Material Contract is valid and binding on EQM and any of its Subsidiaries, as applicable, and is in full force and effect; (ii) EQM and each of its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each EQM Material Contract; (iii) neither EQM nor any of its Subsidiaries has received written notice of, or to the Knowledge of EQM, knows of, the existence of any event or condition which constitutes, or, after notice or lapse of time or both, will constitute, a material default on the part of EQM or any of its Subsidiaries under any such EQM Material Contract; and (iv) there is no (and has not been during the two year period preceding the date of this Agreement) slowdown, or work stoppage in effect or, to the Knowledge of EQM, threatened with respect to any employees of EQM and any of its Subsidiaries.

(c)                                  EQM has provided to the RMP Conflicts Committee a true, correct and complete copy of the Drop-Down Agreement (including any amendments thereto).  None of the EQM Entities is party to or bound by any agreement that would modify any of the EQM Entities’ rights under the Drop-Down Agreement.

Section 4.15                             Property.

(a)                                 Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, EQM or a Subsidiary of EQM owns and has good title to all of its owned real property (other than severed oil, gas and/or mineral rights and other hydrocarbon interests) and good title to all its owned personal property, and has valid leasehold interests in all of its leased real properties (other than hydrocarbon interests) free and clear of all Liens, in each case, sufficient to conduct their respective businesses as currently conducted (except in all cases for Liens permissible under or not prohibited by any applicable material loan agreements and indentures (together with all related mortgages, deeds of trust and other security agreements)).  Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, all leases under which EQM or any of its Subsidiaries lease any real or personal property (other than hydrocarbon interests) are valid and effective against EQM or any of its Subsidiaries and, to the Knowledge of EQM, the counterparties thereto, in accordance with their respective terms and there is not, under any of such leases, any existing material default by EQM or any of its Subsidiaries or, to the Knowledge of EQM, the counterparties thereto, or, to the Knowledge of EQM, any event which, with notice or lapse of time or both, would become a material default by EQM or any of its Subsidiaries, or, to the Knowledge of EQM, the counterparties thereto.

(b)                                 EQM and its Subsidiaries have such rights-of-way as are sufficient to conduct their businesses in all material respects as currently conducted, except such rights-of-way that, if not obtained (or which, if obtained, if the same were to expire or be revoked or terminated), would not, individually or in the aggregate, have an EQM Material Adverse Effect.  Except as would not, individually or in the aggregate, have an EQM Material Adverse Effect, each of EQM and its Subsidiaries has fulfilled and performed all its obligations with respect to such rights-of-way which are required to be fulfilled or performed as of the date of this Agreement (subject to all applicable waivers, modifications, grace periods and extensions) and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such rights-of-way, except for rights reserved to, or vested in, any municipality or other Governmental Authority or any railroad by the terms of any right, power, franchise, grant, license, permit, or by any other provision of any applicable Law, to terminate or to require annual or other periodic payments as a condition to the continuance of such right.

Section 4.16                             Intellectual Property.  Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, either EQM or a Subsidiary of EQM owns, or is licensed or otherwise possesses adequate rights to use, all material trademarks, trade names, service marks, service names, mark registrations, logos, assumed names, domain names, registered and unregistered copyrights, patents or applications and registrations, and trade secrets (collectively, the “EQM Intellectual Property”) used in their respective businesses as currently conducted.  Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, (a) there are no pending or, to the Knowledge of EQM, threatened claims by any Person alleging infringement or misappropriation by EQM or any of its Subsidiaries of such Person’s intellectual property, (b) to the Knowledge of EQM, the conduct of the business of EQM and its Subsidiaries does not infringe or misappropriate any intellectual property rights of any Person, (c) neither EQM nor any of its Subsidiaries has made any claim of a violation or infringement, or misappropriation by others of its rights to or in connection with the EQM Intellectual Property, and (d) to the Knowledge of EQM, no Person is infringing or misappropriating any EQM Intellectual Property.

Section 4.17                             Insurance.  Except as would not have, individually or in the aggregate, an EQM Material Adverse Effect, (i) EQM and its Subsidiaries maintain, or are entitled to the benefits of, insurance covering their properties, operations, personnel and businesses in amounts customary for the businesses in which they operate and (ii) none of EQM or its Subsidiaries has received notice from any insurer or agent of such insurer that substantial capital improvements or other expenditures will have to be made in order to continue such insurance, and all such insurance is outstanding and duly in force.

Section 4.18                             Brokers and Other Advisors.  Except for Evercore Group L.L.C., the fees and expenses of which will be paid by EQM, no broker, investment banker or financial advisor is entitled to any broker’s, finder’s or financial advisor’s fee or commission, or the reimbursement of expenses, in connection with the Merger, the GP Merger or the other transactions contemplated hereby based on arrangements made by or on behalf of EQM or any of its Subsidiaries.

Section 4.19                             State Takeover Statutes.  The action of the EQM GP Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby any state takeover laws and any applicable provision of the EQM Partnership Agreement.

Section 4.20                             Regulatory Matters.  Except as would not, individually or in the aggregate, have an EQM Material Adverse Effect, there are no proceedings pending, or to the Knowledge of EQM, threatened, alleging that EQM or any of its Subsidiaries is in material violation of the

NGA, the NGPA, the ICA, the FPA, or PUHCA, or the laws, rules and regulations of any applicable state public utility commission or department, as the case may be.

Section 4.21                             Investment Company Act.  EQM is not, nor immediately after the Closing will be, subject to regulation under the Investment Company Act of 1940, as amended.

Section 4.22                             No Other Representations or Warranties.  Except for the representations and warranties set forth in this Article IV, none of EQM, Merger Sub or any other Person makes or has made any express or implied representation or warranty with respect to the EQM Entities or with respect to any other information provided to RMP in connection with the transactions contemplated hereby.  Without limiting the generality of the foregoing, none of EQM, Merger Sub or any other Person will have or be subject to any liability or other obligation to RMP or any other Person resulting from the distribution to RMP (including its Representatives), or RMP’s (or such Representatives’) use of, any such information, including any information, documents, projections, forecasts or other materials made available to RMP in any “data rooms” or management presentations in expectation of the Merger or the GP Merger.

ARTICLE V
ADDITIONAL COVENANTS AND AGREEMENTS

Section 5.1                                    Preparation of the Registration Statement and the Proxy Statement; RMP Unitholders Meeting.

(a)                                 As soon as practicable following the date of this Agreement, RMP and EQM shall jointly prepare and RMP shall file with the SEC the Proxy Statement, and RMP and EQM shall jointly prepare and EQM shall file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus.  Each of RMP and EQM shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and keep the Registration Statement effective for so long as necessary to consummate the transactions contemplated hereby.  RMP and EQM shall use their respective reasonable best efforts to cause the Proxy Statement to be mailed to the RMP Unitholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act.  No filing of, or amendment or supplement to, the Registration Statement will be made by EQM, and no filing of, or amendment or supplement to, the Proxy Statement will be made by RMP, without providing the other party a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to RMP or EQM, or any of their respective Affiliates, directors or officers, is discovered by RMP or EQM that should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement, so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be jointly prepared and promptly filed with the SEC and, to the extent required by Law, disseminated to the RMP Unitholders.  The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to either the Proxy Statement or the Registration Statement or for

additional information and shall supply each other with copies of (i) all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement, the Registration Statement or the transactions contemplated hereby and (ii) all orders of the SEC relating to the Registration Statement.

(b)                                 RMP shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the RMP Unitholders (the “RMP Unitholders Meeting”) for the purpose of obtaining the RMP Unitholder Approval.  Subject to Section 5.3, RMP shall, through the RMP GP Board and the RMP Conflicts Committee, recommend to the RMP Unitholders approval of this Agreement and the Merger (the “RMP Board Recommendation”).  Unless the RMP GP Board has effected an RMP Adverse Recommendation Change in accordance with Section 5.3, RMP shall use its reasonable best efforts to solicit from the RMP Unitholders proxies in favor of the Merger and to take all other action necessary or advisable to secure the RMP Unitholder Approval.  The Proxy Statement shall include a copy of the RMP Fairness Opinion and (subject to Section 5.3) the RMP Board Recommendation.  Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, RMP shall submit this Agreement for approval by the RMP Unitholders at such RMP Unitholders Meeting.  Notwithstanding anything in this Agreement to the contrary, RMP may (and if requested by EQM shall) postpone or adjourn the RMP Unitholders Meeting (i) to solicit additional proxies for the purpose of obtaining the RMP Unitholder Approval, (ii) for the absence of quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the RMP Conflicts Committee has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the RMP Unitholders prior to the RMP Unitholders Meeting and (iv) if RMP has delivered any notice contemplated by Section 5.3(d) and the time periods contemplated by Section 5.3(d) have not expired.

Section 5.2                                    Conduct of Business.

(a)                                 Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(a) of the RMP Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any RMP Material Contract in effect as of the date of this Agreement (including the RMP Partnership Agreement) or (v) as agreed in writing by EQM (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time, RMP and RMP GP shall, and shall cause each of their Subsidiaries to, (A) conduct its business in the ordinary course of business consistent with past practice, (B) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, (C) use commercially reasonable efforts to keep in full force and effect all material RMP Permits and all material insurance policies maintained by RMP and its Subsidiaries, other than changes to such policies made in the ordinary course of business, and (D) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all RMP Material Contracts.  Without limiting the generality of the foregoing, except (1) as expressly permitted by this Agreement, (2) as set forth in the corresponding provision of Section 5.2(a) of the RMP

Disclosure Schedule, (3) as required by applicable Law, (4) as required by any RMP Material Contract in effect as of the date of this Agreement (including the RMP Partnership Agreement) or (5) as agreed in writing by EQM, during the period from the date of this Agreement to the Effective Time, RMP shall not, and shall not permit any of its Subsidiaries to:

(i)                                     (A) issue, sell, grant, dispose of, accelerate the vesting of or modify, as applicable, any of its RMP Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any RMP Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its RMP Partnership Interests, partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for, any of the foregoing, other than (i) in connection with the vesting or settlement of any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof and (ii) in connection with the granting of any awards under the RMP Equity Plans in the ordinary course of business; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, limited liability company interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (C) declare, set aside for payment or pay any distribution on any RMP Units or other RMP Partnership Interests, or otherwise make any payments to the RMP Unitholders in their capacity as such (other than (x) distributions by a direct or indirect Subsidiary of RMP to its parent and (y) subject to Section 5.14, RMP’s regular quarterly distributions and associated distributions in respect of the RMP Incentive Distribution Rights in amounts consistent with publicly issued guidance as of the date hereof); or (D) split, combine, subdivide or reclassify any RMP Units or other RMP Partnership Interests;

(ii)                                  (A) incur, refinance or assume any indebtedness for borrowed money or guarantee any such indebtedness for borrowed money (or enter into a “keep well” or similar agreement with respect to such indebtedness) or issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of RMP or any of its Subsidiaries, other than, subject to Section 5.10(b), additional borrowings under the RMP Existing Credit Facility not in excess of the amount set forth in Section 5.2(a)(ii) of the RMP Disclosure Schedule or (B) except as contemplated by Section 5.10(b) and except for (x) repayments or repurchases required pursuant to the terms of such indebtedness or debt securities and (y) any repayments of the RMP Existing Credit Facility, prepay or repurchase any long-term indebtedness for borrowed money or debt securities of RMP or any of its Subsidiaries;

(iii)                               sell, transfer, lease, farmout or otherwise dispose of (including pursuant to a sale leaseback transaction or an asset securitization transaction) (A) any of its properties or assets that do not generate cash on a recurring basis with a fair market value in excess of $25,000,000 in the aggregate and (B) any of its properties or assets that generate cash on a recurring basis (including securities of Subsidiaries), except in the case of clause (A), (w) pursuant to Contracts in force at the date of this Agreement and listed on Section 5.2(a)(iii) of the RMP Disclosure Schedule, correct and complete copies of which have been made available to EQM and other potential transactions listed on Section 5.2(a)(iii) of the RMP Disclosure Schedule, (x) dispositions of obsolete or worthless equipment which is replaced with equipment and materials of comparable or better value and utility, (y) transactions (including sales of natural gas, natural gas liquids and other produced hydrocarbons and minerals) in the ordinary course of business consistent with past practice or (z) sales, transfers, leases, farmouts or other disposals to RMP or any of its Subsidiaries;

(iv)                              make any capital expenditure or capital expenditures (which shall include, any investments by contribution to capital, property transfers, purchase of securities or otherwise) in excess of $50,000,000 in the aggregate, except for any such capital expenditures set forth in Section 5.2(a)(iv) of the RMP Disclosure Schedule or except as may be reasonably required to conduct emergency operations, repairs or replacements on any well, pipeline, or other facility;

(v)                                 directly or indirectly acquire by merging or consolidating with, or by purchasing all of or a substantial equity interest in, or by any other manner, any Person or division, business or equity interest of any Person, other than acquisitions (A) in the ordinary course of business or (B) outside the ordinary course of business that, in the aggregate, do not have a purchase price in excess of $50,000,000;

(vi)                              make any loans or advances to any Person (other than (A) to its employees in the ordinary course of business consistent with past practice, (B) loans and advances to RMP or any of its Subsidiaries and (C) trade credit granted in the ordinary course of business consistent with past practice);

(vii)                           (A) except (x) for Contracts relating to indebtedness permitted under this Agreement or (y) as in the ordinary course of business consistent with past practice, (1) enter into any contract or agreement that would be an RMP Material Contract in which the annual revenues or payments are anticipated to be in excess of $15,000,000 or (2) terminate or amend in any material respect any RMP Material Contract, or (B) (w) waive any material rights under any RMP Material Contract, (x) enter into or extend the term or scope of any RMP Material Contract that materially restricts RMP or any of its Subsidiaries from engaging in any line of business or in any geographic area, (y) enter into any RMP Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the transactions contemplated hereby, or (z) release any Person from, or modify or waive any provision of, any standstill, confidentiality or similar agreement, in each case, related to a sale of RMP or any of its material Subsidiaries;

(viii)                        (A) change its fiscal year or any method of Tax accounting, (B) make, change or revoke any material Tax election (including any entity classification election under Treasury Regulations Section 301.7701-3), (C) settle or compromise any material liability for Taxes, or any audit, examination or other legal proceeding in respect of a material amount of Taxes, (D) surrender any claim for a refund of a material amount of Taxes, (E) enter into a “closing agreement” within the meaning of Section 7121 of the Code (or any analogous or similar provision of any state, local or foreign Law), (F) request any Tax ruling from any Governmental Authority, or (G) file any material amended Tax Return;

(ix)                              make any changes in financial accounting methods, principles or practices (or change an annual financial accounting period), except insofar as may be required by a change in GAAP or applicable Law;

(x)                                 amend the RMP Charter Documents, the RMP Subsidiary Documents or the RMP GP Charter Documents;

(xi)                              adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of RMP);

(xii)                           except as provided under any agreement entered into prior to the date of this Agreement, pay, discharge, settle or satisfy any suit, action, claims or proceeding, in excess of $15,000,000 in the aggregate;

(xiii)                        take any action which would reasonably be expected to, in any material respect, impede or delay the ability of the parties to satisfy any of the conditions to or the consummation of the transactions contemplated hereby;

(xiv)                       engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of RMP for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code or that would otherwise cause RMP to be taxable as a corporation under Section 7704 of the Code; or

(xv)                          agree, in writing or otherwise, to take any of the foregoing actions.

(b)                                 Except (i) as expressly permitted by this Agreement, (ii) as set forth in Section 5.2(b) of the EQM Disclosure Schedule, (iii) as required by applicable Law, (iv) as provided for or contemplated by any EQM Material Contract in effect as of the date of this Agreement or (v) as agreed in writing by RMP (which consent shall not be unreasonably withheld, delayed or conditioned), during the period from the date of this Agreement until the Effective Time EQM and EQM GP shall, and shall cause each of their consolidated Subsidiaries to:  (w) conduct its business in the ordinary course of business consistent with past practice, (x) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all EQM Material Contracts, (y) use commercially reasonable efforts to maintain and preserve intact its business organization and the goodwill of those having business relationships with it and retain the services of its present officers and key employees, and (z) use its commercially reasonable efforts to keep in full force and effect all material EQM Permits and all material insurance policies maintained by EQM, its consolidated Subsidiaries, other than changes to such policies made in the ordinary course of business.  Without limiting the generality of the foregoing, except (A) as expressly permitted by this Agreement, (B) as set forth in the corresponding provision of Section 5.2(b) of the EQM Disclosure Schedule, (C) as required by applicable Law, (D) as required by any EQM Material Contract in effect as of the date of this Agreement or (E) as agreed in writing by RMP, during the period from the date of this Agreement to the Effective Time, EQM shall not and shall not permit any of its consolidated Subsidiaries to:

(i)                                     (A) issue, sell, grant, or dispose of, accelerate the vesting of or modify, as applicable, any of its partnership interests, shares of capital stock, voting securities or equity interests, or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of its partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any of its partnership interests, shares of capital stock, voting securities or equity interests or any securities or rights convertible into, exchangeable or exercisable for, or evidencing the right to subscribe for any of the foregoing, other than (x) any such actions involving equity or equity-based awards that are outstanding on, or granted after, the date of this Agreement (it being understood that nothing in this Agreement shall restrict the granting of any awards under the EQM Equity Plans) and (y) issuances of up to 5,889,282 EQM Units as consideration in the Drop-Down Transactions; (B) redeem, purchase or otherwise acquire any of its outstanding partnership interests, shares of capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to acquire any of its partnership interests, shares of capital stock, voting securities or equity interests, other than Tax withholding with respect to, any equity or equity-based award that is outstanding on, or granted after, the date of this Agreement in accordance with the terms thereof; (C) declare, set aside for payment or pay any distribution on any EQM Units, or otherwise make any payments to the EQM Unitholders in their capacity as such (other than (x) distributions by a direct or indirect Subsidiary of EQM to its parent or (y) subject to Section 5.14, EQM’s regular quarterly distributions and associated distributions to the EQM GP and in respect of the EQM Incentive Distribution Rights in amounts consistent with publicly issued guidance as of the date hereof); or (D) split, combine, subdivide or reclassify any of its partnership units or other interests;

(ii)                                  other than any debt securities or options, warrants, calls or other rights to acquire any debt securities issued or sold by Mountain Valley Pipeline, LLC or its Subsidiaries, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of EQM or any of its Subsidiaries in an aggregate principal amount exceeding $2,500,000,000;

(iii)                               amend the EQM Charter Documents or EQM GP Charter Documents (other than amendments to the EQM Charter Documents that are approved by EQM GP or an EQM Unit Majority);

(iv)                              adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than transactions exclusively between wholly owned Subsidiaries of EQM);

(v)                                 engage in any activity or conduct its business in a manner that would cause less than 90% of the gross income of EQM for any calendar quarter since its formation and prior to the Effective Time to be treated as “qualifying income” within the meaning of Section 7704(d) of the Code or that would otherwise cause EQM to be taxable as a corporation under Section 7704 of the Code;

(vi)                              make, or permit any of its Subsidiaries to make, any acquisition of any other Person or business or merge, consolidate or enter into any other business combination transaction or agreement with any Person, in each case, that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Merger or the GP Merger;

(vii)                           file a registration statement relating to the primary offering, issuance and sale of EQM Units by EQM; or

(viii)                        agree, in writing or otherwise, to take any of the foregoing actions.

Section 5.3                                    No Solicitation by RMP.

(a)                                 RMP shall, and shall cause its Subsidiaries and shall use its reasonable best efforts to cause RMP’s and its Subsidiaries’ respective directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, agents and other representatives (collectively, “Representatives”) to, immediately cease and cause to be terminated any discussions or negotiations with any Person conducted heretofore with respect to an RMP Alternative Proposal, request the return or destruction of all confidential information previously provided to such parties by or on behalf of RMP or its Subsidiaries and immediately prohibit any access by any Person (other than EQM and its Representatives) to any physical or electronic data room relating to a possible RMP Alternative Proposal.  Except as permitted by this Section 5.3, (x) without the prior written consent of EQM, RMP shall not, and shall cause its Subsidiaries not to, and use its reasonable best efforts to cause its Representatives not to, directly or indirectly (i) solicit, initiate, knowingly facilitate, knowingly encourage (including by way of furnishing confidential information) or knowingly induce or take any other action intended to lead to any inquiries or any proposals that constitute or could reasonably be expected to lead to an RMP Alternative Proposal, (ii) grant any waiver or release of any standstill or similar agreement with respect to any units of RMP or of any of its Subsidiaries, (iii) enter into any confidentiality agreement, merger agreement, letter of intent, agreement in principle, unit purchase agreement, asset purchase agreement or unit exchange agreement, option agreement or other similar agreement relating to an RMP Alternative Proposal, (iv) file with the SEC a Proxy Statement that does not include the RMP Board Recommendation, or (v) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to EQM, the RMP Board Recommendation or publicly recommend the approval or adoption of, or publicly approve or adopt, or propose to publicly recommend, approve or adopt, any RMP Alternative Proposal, or fail to recommend against acceptance of any tender offer or exchange offer for RMP Units within ten (10) business days after commencement of such offer, or resolving or agreeing to take any of the foregoing actions, and (y) subject to Section 5.3(b), within five business days of receipt of a written request of EQM following the receipt by RMP of any RMP Alternative Proposal, RMP shall publicly reconfirm the RMP Board Recommendation; provided, that EQM shall not be permitted to make such request on more than one occasion in respect of each RMP Alternative Proposal and each material modification to an RMP Alternative Proposal, if any (the taking of any action described in clauses (x)(iv) or (v) or the failure to take the action described in clause (y) being referred to as an “RMP Adverse Recommendation Change”).  Without limiting the foregoing, it is understood that any violation of the foregoing restrictions by RMP’s Subsidiaries or Representatives shall be deemed to be a breach of this Section 5.3 by RMP, other than in the case where (x) such breach is a result of an isolated action by a Person that is a Representative of RMP (other than a director or officer of RMP or RMP GP), (y) such breach was not caused by, or within the Knowledge of, RMP and (z) RMP takes appropriate actions to remedy such breach upon discovery thereof.

(b)                                 Notwithstanding anything to the contrary contained in Section 5.3(a), if at any time following the date of this Agreement and prior to obtaining the RMP Unitholder Approval, (i) RMP has received an unsolicited written RMP Alternative Proposal that the RMP GP Board (upon the recommendation of the RMP Conflicts Committee) believes is bona fide, (ii) the RMP GP Board (upon the recommendation of the RMP Conflicts Committee), after consultation with its financial advisors and outside legal counsel, determines in good faith that (A) such RMP Alternative Proposal constitutes or would reasonably be expected to lead to or result in an RMP Superior Proposal and (B) failure to take such action would be inconsistent with its duties under applicable Law as modified by the RMP Partnership Agreement and (iii) such RMP Alternative Proposal did not result from a Willful Breach of this Section 5.3, then RMP may, subject to clauses (x) and (y) below, (A) furnish information, including confidential information, with respect to RMP and its Subsidiaries to the Person making such RMP Alternative Proposal and (B) participate in discussions or negotiations regarding such RMP Alternative Proposal; provided that (x) RMP will not, and will use reasonable best efforts to cause its Representatives not to, disclose any non-public information to such Person unless RMP has, or first enters into, a confidentiality agreement with such Person of the nature generally used in similar circumstances, as determined by RMP in its reasonable business judgment and (y) RMP will provide to EQM non-public information about RMP or its Subsidiaries that was not previously provided or made available to EQM prior to or substantially concurrently with providing or making available such non-public information to such other Person.

(c)                                  In addition to the other obligations of RMP set forth in this Section 5.3, RMP shall promptly advise EQM, orally and in writing, and in no event later than 24 hours after receipt, if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, RMP in respect of any RMP Alternative Proposal, and shall, in any such notice to EQM, indicate the identity of the Person making such proposal, offer, inquiry or other contact and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts (and shall include with such notice copies of any written materials received from or on behalf of such Person relating to such proposal, offer, inquiry or request), and thereafter shall promptly keep EQM reasonably informed of all material developments affecting the status and terms of any such proposals, offers, inquiries or requests (and RMP shall promptly provide EQM with copies of any additional written materials received by RMP or that RMP has delivered to any third party making an RMP Alternative Proposal that relate to such proposals, offers, inquiries or requests) and of the status of any such discussions or negotiations.

(d)                                 Notwithstanding any other provision of this Agreement, at any time prior to obtaining the RMP Unitholder Approval, the RMP GP Board and the RMP Conflicts Committee may effect an RMP Adverse Recommendation Change in response to an unsolicited RMP Alternative Proposal or an Intervening Event if the RMP GP Board (upon the recommendation of the RMP Conflicts Committee), after consultation with its outside legal counsel and financial advisors, determines in good faith that the failure to take such action would be inconsistent with its duties under applicable Law as modified by the RMP Partnership Agreement and:

(i)                                     if the RMP GP Board (upon the recommendation of the RMP Conflicts Committee) intends to effect such RMP Adverse Recommendation Change in response to an RMP Alternative Proposal:

(A)                               such RMP Alternative Proposal is bona fide, in writing and has not been withdrawn or abandoned;

(B)                               the RMP GP Board (upon the recommendation of the RMP Conflicts Committee) has determined, after consultation with its outside legal counsel and financial advisors, that such RMP Alternative Proposal constitutes an RMP Superior Proposal after giving effect to all of the adjustments offered by EQM pursuant to clause (E) below;

(C)                               RMP has provided prior written notice to EQM in accordance with Section 8.9 (the “RMP Superior Proposal Notice”) of the RMP GP Board’s intention to effect an RMP Adverse Recommendation Change, and such RMP Superior Proposal Notice has specified the identity of the Person making such RMP Alternative Proposal, the material terms and conditions of such RMP Alternative Proposal, and complete copies of any written proposal or offers (including proposed agreements) received by RMP in connection with such RMP Alternative Proposal;

(D)                               during the period that commences on the date of delivery of the RMP Superior Proposal Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m.  Eastern time on the date that is the fourth calendar day following the date of such delivery (the “RMP Superior Proposal Notice Period”), RMP shall (1) negotiate with EQM in good faith to make such adjustments to the terms and conditions of this Agreement so that the failure to effect such RMP Adverse Recommendation Change would not be inconsistent with its duties under applicable Law, as modified by the RMP Partnership Agreement; and (2) keep EQM reasonably informed with respect to the status and changes in the material terms and conditions of such RMP Alternative Proposal or other change in circumstances related thereto; provided, however, that any material revisions to such RMP Alternative Proposal (it being agreed that any change in the purchase price in such RMP Alternative Proposal shall be deemed a material revision) shall require delivery of a subsequent RMP Superior Proposal Notice and a subsequent RMP Superior Proposal Notice Period in respect of such revised RMP Alternative Proposal, except that such subsequent RMP Superior Proposal Notice Period shall expire upon the later of (x) the end of the initial RMP Superior Proposal Notice Period and (y) 11:59 p.m.  Eastern time on the date that is the second calendar day following the date of the delivery of such subsequent RMP Superior Proposal Notice; and

(E)                                the RMP GP Board shall have considered all revisions to the terms of this Agreement offered in writing by EQM and, at the end of the RMP Superior Proposal Notice Period, shall have determined in good faith that (i) such RMP Alternative Proposal continues to constitute an RMP Superior Proposal even if such revisions were to be given effect and (ii) failure to effect an RMP Adverse Recommendation Change would be inconsistent with its duties under applicable Law as modified by the RMP Partnership Agreement even if such revisions were to be given effect; or

(ii)                                  if the RMP GP Board (upon the recommendation of the RMP Conflicts Committee) intends to effect such RMP Adverse Recommendation Change in response to an Intervening Event:

(A)                               RMP shall provide prior written notice to EQM in accordance with Section 8.9 (the “RMP Recommendation Change Notice”) of the RMP GP Board’s intention to effect an RMP Adverse Recommendation Change, and such RMP Recommendation Change Notice shall specify the details of such Intervening Event and the reasons for the RMP Adverse Recommendation Change;

(B)                               during the period that commences on the date of delivery of the RMP Recommendation Change Notice as determined in accordance with Section 8.9 and ends at 11:59 p.m.  Eastern time on the date that is the fifth calendar day following the date of such delivery, RMP shall (i) negotiate with EQM in good faith to make such adjustments to the terms and conditions of this Agreement so that the failure to effect such RMP Adverse Recommendation Change would not be inconsistent with its duties under applicable Law, as modified by the RMP Partnership Agreement; and (ii) keep EQM reasonably informed of any change in circumstances related thereto; and

(C)                               the RMP GP Board shall have considered all revisions to the terms of this Agreement offered in writing by EQM and, at the end of the RMP Adverse Recommendation Change Notice Period, shall have determined

(upon the recommendation of the RMP Conflicts Committee) in good faith that the failure to effect an RMP Adverse Recommendation Change would be inconsistent with its duties under applicable Law as modified by the RMP Partnership Agreement even if such revisions were to be given effect.

(e)                                  Nothing contained in this Agreement shall prevent RMP or the RMP GP Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an RMP Alternative Proposal if the RMP GP Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law; provided that any RMP Adverse Recommendation Change may only be made in accordance with Section 5.3(d).  For the avoidance of doubt, a public statement that describes RMP’s receipt of an RMP Alternative Proposal and the operation of this Agreement with respect thereto shall not be deemed an RMP Adverse Recommendation Change.

Section 5.4                                    Reasonable Best Efforts.

(a)                                 Subject to the terms and conditions of this Agreement (including Section 5.4(d)), the EQM Entities, on the one hand, and the RMP Entities, on the other hand, shall cooperate with the other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to (i) take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing promptly and fully all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain as promptly as practicable (and in any event no later than the Outside Date) all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, permits, authorizations and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the transactions contemplated hereby, (iii) defend any lawsuits or other legal proceedings, whether judicial or administrative, including by Governmental Authorities, challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby and (iv) obtain all necessary consents, approvals or waivers from third parties.

(b)                                 In furtherance and not in limitation of the foregoing, (i) each party hereto (including by their respective Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within 15 business days after the date of this Agreement or after any later date on which the parties agree that there is an HSR Act filing requirement (unless a later date is mutually agreed to by the parties hereto) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority pursuant to the HSR Act or any other Antitrust

Law and use its reasonable best efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 5.4 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act and to obtain approvals or consents under any other applicable Antitrust Laws as promptly as practicable (and in any event no later than the Outside Date); and (ii) EQM and RMP shall each use its reasonable best efforts to (A) take all actions necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all actions necessary to ensure that such transaction may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transaction.

(c)                                  Each of the parties hereto shall use (and shall cause their respective Subsidiaries to use) its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other parties a reasonable opportunity to review and comment thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any proceeding initiated by a private Person, (ii) promptly inform the other party of (and supply to the other party) any communication received by such party from, or given by such party to, any Governmental Authority and any material communication received or given in connection with any proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other party to review in advance and incorporate the other party’s reasonable comments in any communication or submission to be given by it to any Governmental Authority with respect to obtaining any approvals, consents, clearances or expirations or terminations of waiting periods required under any Antitrust Law in connection with the transactions contemplated hereby and (iv) consult with the other party in advance of any meeting or teleconference with any Governmental Authority or, in connection with any proceeding by a private Person, with any other Person, and, to the extent not prohibited by the Governmental Authority or other Person, give the other party the opportunity to attend and participate in such meetings and teleconferences.  Subject to Section 5.6(b), the parties shall take reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 5.4 in a manner so as to preserve the applicable privilege.

(d)                                 The EQM Entities and the RMP Entities (including by causing their respective Subsidiaries) agree to use their reasonable best efforts to (i) resolve any objections that a Governmental Authority or other Person may assert under any Antitrust Law with respect to the transactions contemplated hereby and (ii) avoid or eliminate each and every impediment under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby, in each case, so as to enable the Closing to occur as promptly as practicable and in any event no later than the Outside Date, including (A) offering, negotiating, accepting and agreeing to dispose or hold separate any part of the EQM Entities, the RMP Entities’ or their respective Subsidiaries’ businesses, operations or assets (or a combination thereof) or (B) offering, negotiating, accepting and agreeing to restrict the manner in which the EQM Entities, the RMP Entities or any of their respective Subsidiaries may carry on business in any part of the world (the actions described in subsections (ii)(A) and (ii)(B) together, “Remedial Actions”); provided, however, that notwithstanding anything to the contrary contained in this Agreement, the EQM Entities, the RMP Entities and their Affiliates and Subsidiaries shall not be required to take any Remedial Action, take any other action, or enter into any other agreement if such Remedial Action or other action or agreement, individually or in the aggregate, would reasonably be expected to have a material adverse impact on (x) the EQM Entities and their Subsidiaries, prior to the Merger, taken as a whole, (y) the RMP Entities and their Subsidiaries, taken as a whole or (z) the EQM Entities and their Subsidiaries, after the Merger, taken as a whole.  Neither the EQM Entities nor the RMP Entities shall, without the other parties’ prior written consent, offer, negotiate, accept or agree to any Remedial Action or other action or agreement with respect to the EQM Entities’ or the RMP Entities’ businesses, operations or assets, or any restrictions on their businesses.

Section 5.5                                    Public Announcements.  The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by EQM and RMP.  Thereafter, neither EQM nor RMP shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except as may be required by Law or by any applicable listing agreement with the NYSE or other national securities exchange as determined in the good faith judgment of the party proposing to make such release (in which case such party shall not issue or cause the publication of such press release or other public announcement without prior consultation with the other party); provided, however, that RMP shall not be required by this Section 5.5 to consult with any other party with respect to a public announcement in connection with the receipt and existence of an RMP Alternative Proposal that the RMP GP Board (upon the recommendation of the RMP Conflicts Committee) believes is bona fide and matters related thereto or an RMP Adverse Recommendation Change but nothing in this proviso shall limit any obligation of RMP under Section 5.3(d) to negotiate with EQM in good faith; provided, further, that each party and their respective controlled affiliates may make statements that are consistent with statements made in previous press releases, public disclosures or public statements made by EQM or RMP in compliance with this Section 5.5.

Section 5.6                                    Access to Information; Confidentiality.

(a)                                 Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall, and shall cause each of its Subsidiaries to afford to the other party and its Representatives reasonable access during normal business hours (and, with respect to books and records, the right to copy) to all of its and its Subsidiaries’ properties, commitments, books, Contracts, records and correspondence (in each case, whether in physical or electronic form), officers, employees, accountants, counsel, financial advisors and other Representatives; provided, that such access shall be provided on a basis that minimizes the disruption to the operations of the requested party and its Representatives.  Each party shall furnish promptly to the other party (i) a copy of each report, schedule and other document filed or submitted by it pursuant to the requirements of federal or state securities Laws and a copy of any communication (including “comment letters”) received by such party from the SEC concerning compliance with securities Laws and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as the other party may reasonably request (including information necessary to prepare the Proxy Statement).  Each party and its Representatives shall hold information received from the other party pursuant to this Section 5.6 in confidence.

(b)                                 This Section 5.6 shall not require either party to permit any access, or to disclose any information, that in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of such party would reasonably be expected to result in (i) any violation of any contract or Law to which such party or its Subsidiaries is a party or is subject or cause any privilege (including attorney-client privilege) that such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information and such undermining of such privilege could in such party’s good faith judgment (after consultation with counsel) adversely affect in any material respect such party’s position in any pending or, what such party believes in good faith (after consultation with counsel) could be, future litigation or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto; provided that, in the case of clause (i), the parties hereto shall cooperate in seeking to find a way to allow disclosure of such information (including by entering into a joint-defense or similar agreement) to the extent doing so (A) would not (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) reasonably be likely to result in the violation of any such contract or Law or reasonably be likely to cause such privilege to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the party being requested to disclose the information (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which appropriately designated Representatives of the other party shall be provided access to such information; provided, further, that the party being requested to disclose the information shall (1) notify the other party that such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any such contract or Law or are reasonably likely to cause such privilege to be undermined, (2) communicate to the other party in reasonable detail the facts giving rise to such notification and the subject matter of such information (to the extent it is able to do so in accordance with the first proviso in this Section 5.6(b)) and (3) in the case where such disclosures are reasonably likely to violate its or its Subsidiaries’ obligations under any contract, use reasonable commercial efforts to seek consent from the applicable third party to any such contract with respect to the disclosures prohibited thereby (to the extent not otherwise expressly prohibited by the terms of such contract).

(c)                                  No investigation, or information received, pursuant to this Section 5.6 will modify any of the representations and warranties of the parties hereto.

Section 5.7                                    Notification of Certain Matters.  RMP shall give prompt notice to EQM, and EQM shall give prompt notice to RMP, of (i) any notice or other communication received by such party from any Governmental Authority in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent is reasonably likely to be material to RMP or EQM, (ii) any actions, suits, claims, investigations or proceedings commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries and that relate to the transactions contemplated hereby, (iii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would result in the failure to be satisfied of any of the conditions to the Closing in Article VI and (iv) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereby which would result in the failure to be satisfied of any of the conditions to the Closing in Article VI; provided that, in the case of clauses (iii) and (iv), the failure to comply with this Section 5.7 shall not result in the failure to be satisfied of any of the conditions to the Closing in Article VI, or give rise to any right to terminate this Agreement under Article VII, if the underlying fact, circumstance, event or failure would not in and of itself give rise to such failure or right.

Section 5.8                                    Indemnification and Insurance.

(a)                                 For purposes of this Section 5.8, (i) “Indemnified Person” shall mean any person who is now, or has been or becomes at any time prior to the Effective Time, an officer or director of RMP, RMP GP or any of their respective Subsidiaries and also with respect to any such Person, in their capacity as a director, officer, employee, member, trustee or fiduciary of another corporation, foundation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (whether or not such other entity or enterprise is affiliated with RMP) serving at the request of or on behalf of RMP or RMP GP or any of their respective Subsidiaries and together with such Person’s heirs, executors or administrators and (ii) “Proceeding” shall mean any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, investigative or otherwise and whether or not such claim, action, suit, proceeding or investigation results in a formal civil or criminal litigation or regulatory action.

(b)                                 From and after the Effective Time, to the fullest extent that RMP, RMP GP or any applicable Subsidiary thereof would be permitted to indemnify an Indemnified Person, EQM and EQM GP agree to (i) indemnify and hold harmless against any cost or expenses (including attorneys’ fees), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with any Proceeding, and provide advancement promptly, and in any event within 10 days after any written request, of expenses to, all Indemnified Persons to the fullest extent permitted under applicable Law and (ii) honor the provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the RMP Charter Documents and comparable governing instruments of RMP GP and any Subsidiary of RMP or RMP GP immediately prior to the Effective Time and ensure that the organizational documents of the Surviving Entity and the Surviving GP Entity shall, for a period of six years following the Effective Time, contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers and agents of RMP, RMP GP and their respective Subsidiaries than are presently set forth in the RMP Charter Documents and comparable governing instruments of RMP GP.  Any right of indemnification of an Indemnified Person pursuant to this Section 5.8(b) shall not be amended, repealed or otherwise modified at any time in a manner that would adversely affect the rights of such Indemnified Person as provided herein.

(c)                                  The Surviving Entity and the Surviving GP Entity shall maintain in effect for six years from the Effective Time RMP’s and RMP GP’s current directors’ and officers’ liability insurance policies covering acts or omissions occurring at or prior to the Effective Time with respect to Indemnified Persons (provided that the Surviving Entity or the Surviving GP Entity may substitute therefor policies with reputable carriers of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Persons); provided, however, that in no event shall the Surviving Entity or the Surviving GP Entity be required to expend pursuant to this Section 5.8(c) more than an amount per year equal to 300% of current annual premiums paid by RMP or RMP GP for such insurance (the “Maximum Amount”).  In the event that, but for the proviso to the immediately preceding sentence, the Surviving Entity or the Surviving GP Entity would be required to expend more than the Maximum Amount, the Surviving Entity or the Surviving GP Entity shall obtain the maximum amount of such insurance as is available for the Maximum Amount.  If RMP in its sole discretion elects, then, in lieu of the obligations of EQM and the Surviving Entity or the Surviving GP Entity under this Section 5.8(c), RMP or RMP GP may, prior to the Effective Time, purchase a “tail policy” with respect to acts or omissions occurring or alleged to have occurred prior to the Effective Time that were committed or alleged to have been committed by such Indemnified Persons in their capacity as such; provided that in no event shall the cost of such policy exceed six times the Maximum Amount.

(d)                                 The rights of any Indemnified Person under this Section 5.8 shall be in addition to any other rights such Indemnified Person may have under the organizational documents of RMP, RMP GP, the Surviving Entity or the Surviving GP Entity, the DRULPA or the DLLCA.  The provisions of this Section 5.8 shall survive the consummation of the transactions contemplated hereby for a period of six years and are expressly intended to benefit each of the Indemnified Persons and their respective heirs and representatives; provided, however, that in the event that any claim or claims for indemnification or advancement set forth in this Section 5.8 are asserted or made within such six-year period, all rights to indemnification and advancement in respect of any such claim or claims shall continue until disposition of all such claims.  If either the Surviving Entity or the Surviving GP Entity, or in each case any of its successors or assigns, (i) consolidates with or merges into any other Person, or (ii) transfers or conveys all or substantially all of its businesses or assets to any other Person, then, in each such case, to the extent necessary, a proper provision shall be made so that the successors and assigns of the Surviving Entity or the Surviving GP Entity, as applicable, shall assume the obligations of the Surviving Entity set forth in this Section 5.8.

Section 5.9                                    Securityholder Litigation.  RMP shall give EQM the opportunity to participate in the defense or settlement of any securityholder litigation against RMP and/or its officers and directors relating to the transactions contemplated hereby; provided that RMP shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege.

Section 5.10                             Financing Matters.

(a)                                 RMP hereby consents to EQM’s use of and reliance on any audited or unaudited financial statements relating to RMP and its consolidated Subsidiaries, or any entities or businesses acquired by RMP reasonably requested by EQM to be used in any financing or other activities of EQM, including any filings that EQM desires to make with the SEC.  In addition, RMP will use commercially reasonable efforts, at EQM’s sole cost and expense, to obtain the consents of any auditor to the inclusion of the financial statements referenced above in appropriate filings with the SEC.  Prior to the Closing, RMP will provide such assistance (and will cause its Subsidiaries and its and their respective personnel and advisors to provide such assistance), as EQM may reasonably request in order to assist EQM in connection with financing activities, including any public offerings to be registered under the Securities Act or private offerings.  Such assistance shall include, but not be limited to, the following:  (i) providing such information, and making available such personnel as EQM may reasonably request; (ii) participation in, and assistance with, any marketing activities related to such financing; (iii) participation by senior management of RMP in, and their assistance with, the preparation of rating agency presentations and meetings with rating agencies; (iv) taking such actions as are reasonably requested by EQM or its financing sources to facilitate the satisfaction of all conditions precedent to obtaining such financing; and (v) taking such actions as may be required to permit any cash and marketable securities of RMP or EQM to be made available to finance the transactions contemplated hereby at the Effective Time.

(b)                                 RMP shall, and shall cause its Subsidiaries, to deliver at the Closing lien and guarantee terminations and releases, as applicable, and instruments of release and discharge (including a customary payoff letter) with respect to (i) that certain Credit Agreement, dated as of December 22, 2014, by and among RMP, as parent guarantor, Rice Midstream OpCo LLC, as borrower, Wells Fargo Bank, N.A., as administrative agent, and the lenders and other parties from time to time party thereto, as it may be amended, modified or supplemented from time to time (the “RMP Existing Credit Facility”) and (ii) at EQM’s request, any other indebtedness of RMP, and to give any other notices requested by EQM in order to facilitate repayment of the RMP Existing Credit Facility and any such other indebtedness.  In addition, RMP shall use reasonable best efforts to assist EQM, at EQM’s request, in facilitating the termination, amendment, or assumption of any derivative transactions of RMP or any Subsidiary thereof in connection with the consummation of the transactions contemplated hereby.

Section 5.11                             Fees and Expenses.  Except as otherwise provided in Section 7.2 and Section 7.3, all fees and expenses incurred in connection with the transactions contemplated hereby including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of the respective party incurring such fees and expenses (other than the filing fee payable to the SEC in connection with the Registration Statement and the expenses incurred in connection with the filing of the Registration Statement and the printing and mailing of the Proxy Statement, which shall be borne by EQM).  EQM shall have sole responsibility for the payment of all filing fees under applicable Antitrust Laws, including the filing fee payable under the HSR Act.

Section 5.12                             Section 16 Matters.  Prior to the Effective Time, EQM and RMP shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of RMP Units (including derivative securities with respect to RMP Units) or acquisitions of EQM Units (including derivative securities with respect to EQM Units) resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to RMP, or will become subject to such reporting requirements with respect to EQM, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13                             Listing.  EQM shall cause the EQM Units to be issued pursuant to and in accordance with this Agreement to be approved for listing (subject, if applicable, to notice of issuance) for trading on the NYSE prior to the Closing.

Section 5.14                             Distributions.  After the date of this Agreement until the Effective Time, each of EQM and RMP shall coordinate with the other regarding the declaration of any distributions in respect of EQM Units, RMP Units and the record dates and payment dates relating thereto, it being the intention of the parties that holders of RMP Units shall not receive, for any quarter, distributions both in respect of RMP Units and also distributions in respect of EQM Units that they receive in exchange therefor in the Merger, but that they shall receive for any such quarter either:  (a) only distributions in respect of RMP Units or (b) only distributions in respect of EQM Units that they receive in exchange therefor in the Merger.

Section 5.15                             Conflicts Committees.

(a)                                 Prior to the Effective Time, EQT shall not, and shall cause its Subsidiaries not to, without the consent of the RMP Conflicts Committee, eliminate the RMP Conflicts Committee, or revoke or diminish the authority of the RMP Conflicts Committee, or remove or cause the removal of any director of the RMP GP Board that is a member of the RMP Conflicts Committee either as a member of the RMP GP Board or the RMP Conflicts Committee, without the affirmative vote of the RMP Conflicts Committee.  For the avoidance of doubt, this Section 5.15(a) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the RMP GP Agreement.

(b)                                 Prior to the Effective Time, EQT shall not, and shall cause its Subsidiaries not to, without the consent of the EQM Conflicts Committee, eliminate the EQM Conflicts Committee, or revoke or diminish the authority of the EQM Conflicts Committee, or remove or cause the removal of any director of the EQM GP Board that is a member of the EQM Conflicts Committee either as a member of the EQM GP Board or the EQM Conflicts Committee, without the affirmative vote of the EQM Conflicts Committee.  For the avoidance of doubt, this Section 5.15(b) shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the EQM GP Agreement.

(c)                                  EQT represents and warrants to EQM and RMP, respectively, that it has provided to the EQM Conflicts Committee and the RMP Conflicts Committee a true, correct and complete copy of the IDR Purchase and Sale Agreement (including any amendments thereto), and neither EQT nor RMGH is a party to or bound by any agreement that would modify any of their respective rights under the IDR Purchase and Sale Agreement.

Section 5.16                             Voting and Consent.  EQT covenants and agrees that, until the Effective Time or the earlier of a termination of this Agreement, at the RMP Unitholders Meeting or any other meeting of RMP Limited Partners or any vote of RMP Limited Partner Interests in connection with a vote of the RMP Limited Partners, however called, EQT will vote, or cause to be voted, all RMP Limited Partner Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof.  EQT consents to, and has caused or shall cause, to the extent necessary and to the extent permitted by the organizational documents thereof, each of its Subsidiaries to consent to, this Agreement and the transactions contemplated by this Agreement.

Section 5.17                             Tax Opinions.  Each of the parties shall use its respective reasonable best efforts to obtain the opinions of counsel referenced in Section 6.1(f), Section 6.2(c) and Section 6.3(c), including by executing and delivering customary tax representation letters to each such counsel in form and substance reasonably satisfactory to such counsel.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1                                    Conditions to Each Party’s Obligation to Effect the Merger and the GP Merger.  The respective obligations of each party hereto to effect the Merger and the GP Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 RMP Unitholder Approval.  The RMP Unitholder Approval shall have been obtained in accordance with applicable Law and the RMP Partnership Agreement;

(b)                                 Regulatory Approval.  Any waiting period applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have expired;

(c)                                  No Injunctions or Restraints.  No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the transactions contemplated hereby or making the consummation of the transactions contemplated hereby illegal;

(d)                                 Registration Statement.  The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC; and

(e)                                  Unit Listing.  The EQM Units deliverable to the RMP Unitholders as contemplated by this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

(f)                                   Tax Opinions.  (i) EQM shall have received an opinion of Baker Botts L.L.P. dated as of the Closing Date to the effect that (i) at least 90% of the gross income of EQM for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code and (ii) at least 90% of the combined gross income of each of EQM and RMP for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the EQM Entities and the RMP Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

(g)                                  RMP shall have received an opinion of Baker Botts L.L.P dated as of the Closing Date to the effect that at least 90% of the gross income of RMP for all of the calendar year that immediately precedes the calendar year that includes the Closing Date and each calendar quarter of the calendar year that includes the Closing Date for which the necessary financial information is available is from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the RMP Entities and any of its respective affiliates as to such matters as such counsel may reasonably request.

(h)                                 Drop-Down Transactions.  All conditions precedent to the Drop-Down Transactions shall have been fulfilled or waived in accordance with the Drop-Down Agreement as in effect as of the date hereof, and closing of the Drop-Down Transactions shall have been consummated, or the parties to the Drop-Down Agreement shall be ready, willing and able to consummate the Drop-Down Transactions substantially simultaneously with the Closing, on the terms reflected in the Drop-Down Agreement as in effect as of the date hereof.

(i)                                     IDR Transaction.  All conditions precedent to the IDR Transaction shall have been fulfilled or waived in accordance with the IDR Purchase and Sale Agreement as in effect as of the date hereof, and closing of the IDR Transaction shall have been consummated on the terms reflected in the IDR Purchase and Sale Agreement as in effect as of the date hereof.

Section 6.2                                    Conditions to Obligations of EQM Entities to Effect the Merger and the GP Merger.  The obligations of the EQM Entities to effect the Merger and the GP Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the RMP Entities contained in Section 3.3(a), Section 3.3(c) and Section 3.6(a), shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the RMP Entities contained in Section 3.2(a) and Section 3.2(b) shall be true and correct except for any de minimis inaccuracies, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the RMP Entities set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “RMP Material Adverse Effect” set forth in any individual such representation or warranty, other than in Section 3.5 and Section 3.9 and the definition of RMP Material Contract in Section 3.14) does not have, and would not reasonably be expected to have, individually or in the aggregate, an RMP Material Adverse Effect.  EQM shall have received a certificate signed on behalf of RMP by an executive officer of RMP GP to such effect.

(b)                                 Performance of Obligations of the RMP Entities.  Each of the RMP Entities shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and EQM shall have received a certificate signed on behalf of RMP by an executive officer of RMP GP to such effect.

(c)                                  Tax Opinions.  EQM shall have received an opinion of Baker Botts L.L.P. dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) EQM should not recognize any income or gain as a result of the Merger, and (ii) no gain or loss should be recognized by holders of EQM Units or other partnership interests in EQM as a result of the Merger (other than any gain resulting from any decrease in partnership liabilities pursuant to Section 752 of the Code).  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the EQM Entities and the RMP Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.3                                    Conditions to Obligation of RMP Entities to Effect the Merger and the GP Merger.  The obligations of the RMP Entities to effect the Merger and the GP Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the EQM Entities contained in Section 4.3(a) and Section 4.6(a) shall be true and correct in all respects, in each case both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); (ii) the representations and warranties of the EQM Entities contained in Section 4.2(a) and Section 4.2(b) shall be true and correct except for any de minimis inaccuracies, both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date); and (iii) all other representations and warranties of the EQM Entities set forth herein shall be true and correct both when made and at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “EQM Material Adverse Effect” set forth in any individual such representation or warranty, other than in Section 4.5 and Section 4.9 and the definition of EQM Material Contract in Section 4.14) does not have, and would not reasonably be expected to have, individually or in the aggregate, an EQM Material Adverse Effect.  RMP shall have received a certificate signed on behalf of EQM by an executive officer of EQM GP to such effect.

(b)                                 Performance of Obligations of the EQM Entities.  The EQM Entities shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and RMP shall have received a certificate signed on behalf of EQM by an executive officer of EQM GP to such effect.

(c)                                  Tax Opinions.  RMP shall have received an opinion of Baker Botts L.L.P. dated as of the Closing Date to the effect that for U.S. federal income tax purposes (i) RMP should not recognize any income or gain as a result of the Merger and (ii) no gain or loss should be recognized by holders of RMP Units or other partnership interests in RMP as a result of the Merger (other than any gain resulting from (A) any actual or constructive distribution of cash or other property or (B) any decrease in partnership liabilities pursuant to Section 752 of the Code).  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of the RMP Entities and the EQM Entities and any of their respective affiliates as to such matters as such counsel may reasonably request.

Section 6.4                                    Frustration of Closing Conditions.  None of the RMP Entities or the EQM Entities may rely on the failure of any condition set forth in Section 6.1, Section 6.2 or Section 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to use its reasonable best efforts to consummate the Merger, the GP Merger and the other transactions contemplated hereby, or other breach of or noncompliance with this Agreement.

ARTICLE VII
TERMINATION

Section 7.1                                    Termination.  This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Effective Time:

(a)                                 by the mutual written consent of RMP and EQM duly authorized by each of the RMP GP Board and the EQM GP Board, respectively;

(b)                                 by either of RMP or EQM:

(i)                                     if the Closing shall not have been consummated on or before December 31, 2018 (the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available (A) to RMP or EQM if the inability to satisfy such condition was due to the failure of, in the case of RMP, RMP or RMP GP, and, in the case of EQM, EQM, EQM GP, Merger Sub or GP Merger Sub, to perform any of its obligations under this Agreement or

(B) to RMP or EQM if in the case of RMP, EQM, EQM GP, Merger Sub or GP Merger Sub, and in the case of EQM, RMP or RMP GP, has filed (and is then pursuing) an action seeking specific performance as permitted by Section 8.8;

(ii)                                  if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to EQM or RMP if such Restraint was due to the failure of, in the case of RMP, RMP or RMP GP, and, in the case of EQM, EQM, EQM GP, Merger Sub or GP Merger Sub, to perform any of its obligations under this Agreement;

(iii)                               if the RMP Unitholders Meeting and any postponements or adjournments thereof shall have concluded and the RMP Unitholder Approval shall not have been obtained; or

(iv)                              if the IDR Purchase and Sale Agreement or the Drop-Down Agreement shall have been terminated in accordance with its terms; or

(c)                                  by EQM (which termination may be effected by the EQM Conflicts Committee with the consent, authorization or approval of the EQM Board):

(i)                                     if an RMP Adverse Recommendation Change shall have occurred prior to the RMP Unitholders Meeting;

(ii)                                  prior to the receipt of the RMP Unitholder Approval, if RMP shall be in Willful Breach of its obligations pursuant to the first three sentences of Section 5.1(b) or Section 5.3, other than in the case where (x) such Willful Breach is a result of an isolated action by a Person that is a Representative of RMP (other than a director or officer of RMP or RMP GP), (y) such Willful Breach was not caused by, or within the Knowledge of, RMP and (z) RMP takes appropriate actions to remedy such Willful Breach upon discovery thereof; provided that EQM shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(ii) if EQM is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement; or

(iii)                               if RMP shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the RMP Entities set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.2(a) or (b) and (B) is incapable of being cured, or is not cured by RMP or RMP GP within 30 days following receipt of written notice from EQM of such breach or failure; provided that EQM shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(iii) if any EQM Entity is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

(d)                                 by RMP (which termination may be effected by the RMP Conflicts Committee with the consent, authorization or approval of the RMP Board), if EQM shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of EQM set forth in this Agreement shall fail to be true), which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 6.3(a) or (b) and (B) is incapable of being cured, or is not cured, by EQM within 30 days following receipt of written notice from RMP of such breach or failure; provided, that RMP shall not have the right to terminate this Agreement pursuant to this Section 7.1(d) if RMP is then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

Section 7.2                                    Effect of Termination.  In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions in Section 5.11, Section 7.2 and Section 7.3 and in the last sentence of Section 5.6(a), and the provisions in Article VIII, all of which shall survive termination of this Agreement), and there shall be no liability on the part of any EQM Entity or RMP Entity or their respective directors, officers and Affiliates, except (a) RMP or EQM may have liability as provided in Section 7.3, and (b) subject to Sections 7.3(d), (f) and (g), nothing shall relieve any party hereto from any liability or damages for any failure to consummate the Merger, the GP Merger and the other transactions contemplated hereby when required pursuant to this Agreement or any party from liability for fraud or a Willful Breach of any covenant or other agreement contained in this Agreement.

Section 7.3                                    Fees and Expenses.

(a)                                 In the event that (A) an RMP Alternative Proposal shall have been publicly proposed or publicly disclosed prior to, and not withdrawn at the time of, the date of the RMP Unitholders Meeting (or, if the RMP Unitholders Meeting shall not have occurred, prior to the termination of this Agreement pursuant to Section 7.1(b)(i) [Outside Date]), (B) this Agreement is terminated by RMP or EQM pursuant to Section 7.1(b)(i) [Outside Date] or Section 7.1(b)(iii) [Failed RMP Unitholder Vote], and (C) RMP enters into a definitive agreement with respect to, or consummates, any RMP Alternative Proposal within 12 months after the date this Agreement is terminated (whether or not such RMP Alternative Proposal is the same RMP Alternative Proposal referred to in clause (A)), then, subject to Section 7.3(f), RMP shall pay to EQM a termination fee equal to $63,400,000, less any EQM Expenses previously paid by RMP pursuant to Section 7.3(e) (the “RMP Termination Fee”), upon the earlier of the public announcement that RMP has entered into such definitive agreement or the consummation of any such transaction.  For purposes of this Section 7.3(a), the term “RMP Alternative Proposal” shall have the meaning assigned to such term in Section 8.13, except that the references to “20% or more” shall be deemed to be references to “50% or more.”

(b)                                 In the event this Agreement is terminated by RMP or EQM pursuant to Section 7.1(b)(iii) [Failed RMP Unitholder Vote] in a case where an RMP Adverse Recommendation Change has occurred, or by EQM pursuant to Section 7.1(c)(i) [RMP Adverse Recommendation Change] or Section 7.1(c)(ii) [RMP Willful Breach] (without limiting EQM’s remedies described in Section 8.8), then RMP shall pay to EQM, within two business days after the date of termination, the RMP Termination Fee.

(c)                                  Subject to Section 7.3(f), any payment of the RMP Termination Fee shall be made in cash by wire transfer of same day funds to an account designated in writing by EQM.

(d)                                 In the event that RMP shall fail to pay the RMP Termination Fee required pursuant to this Section 7.3 when due, such fee shall accrue interest for the period commencing on the date such fee became past due, at a rate equal to the legal rate of interest provided for in Section 2301 of Title 6 of the Delaware Code.  In addition, if RMP shall fail to pay the RMP Termination Fee when due, RMP shall also pay all of EQM’s reasonable costs and expenses (including attorneys’ fees) in connection with efforts to collect such fee.  The RMP Entities and the EQM Entities acknowledge that the provisions of this Section 7.3 are an integral part of the transactions contemplated hereby and that, without these agreements, neither the RMP Entities nor the EQM Entities would enter into this Agreement.  The parties agree that in the event that RMP pays the RMP Termination Fee to EQM, no RMP Entity shall have any further liability to any EQM Entity of any kind in respect of this Agreement and the transactions contemplated hereby, and that in no event shall RMP be required to pay the RMP Termination Fee on more than one occasion.

(e)                                  Notwithstanding anything to the contrary in this Agreement (except Sections 7.3(f) and 7.3(g)), (i) in the event of termination of this Agreement by RMP pursuant to Section 7.1(d) [EQM Uncured Breach], then EQM shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from RMP, pay RMP’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by RMP and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “RMP Expenses”); provided, however, that in no event shall EQM have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by EQM pursuant to Section 7.1(c)(iii) [RMP Uncured Breach] and (ii) in the event of termination of this Agreement by EQM pursuant to Section 7.1(c)(iii) [RMP Uncured Breach], then RMP shall promptly, but in no event later than three business days after receipt of an invoice (with supporting documentation) therefor from EQM, pay EQM’s designee all of the reasonably documented out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants) incurred by EQM and its Affiliates in connection with this Agreement and the transactions contemplated hereby up to a maximum amount of $5,000,000 (the “EQM Expenses”); provided, however, that in no event shall RMP have any obligation to make any such payment if, at the time of such termination, this Agreement was terminable by RMP pursuant to Section 7.1(d) [EQM Uncured Breach].

(f)                                   Notwithstanding anything to the contrary in this Agreement, in the event that RMP is required to pay the RMP Termination Fee or the EQM Expenses, RMP shall pay to EQM an amount equal to the lesser of (i) the sum of the RMP Termination Fee and the EQM Expenses (such sum, the “RMP Base Amount”) and (ii) the maximum amount, if any, that can be paid to EQM without causing EQM to fail the gross income requirement in Section

7704(c)(2) of the Code, treating the RMP Termination Fee and the EQM Expenses as non-qualifying income and after taking into consideration all other sources of non-qualifying income (computed by treating as non-qualifying income any income that is not of the type that Baker Botts L.L.P. has opined or will opine is qualifying income as defined in Section 7704(d) of the Code) (such maximum amount, the “EQM Non-Qualifying Income Cushion”), as determined by EQM’s independent accountants. Notwithstanding the foregoing, in the event EQM receives an opinion from outside counsel or a ruling from the IRS (“Tax Guidance”) providing that EQM’s receipt of the RMP Base Amount would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code, RMP shall, upon receiving notice that EQM has received the Tax Guidance, pay to EQM any unpaid portion of the RMP Base Amount within five (5) business days.  In the event that EQM is not able to receive the full RMP Base Amount due to the above limitations, RMP shall place the unpaid portion in escrow by wire transfer within three (3) days of termination and shall not release any portion thereof to EQM unless and until EQM receives either: (x) a letter from independent nationally recognized accounting firm indicating the EQM Non-Qualifying Income Cushion for any subsequent year (in which case RMP shall pay to EQM the lesser of the unpaid portion of the RMP Base Amount or the EQM Non-Qualifying Income Cushion specified within five (5) business days after RMP has been notified thereof) or (y) Tax Guidance providing that EQM’s receipt of such portion would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code (in which case RMP shall pay to EQM any unpaid portion of the RMP Base Amount within five (5) business days after RMP has been notified thereof).  The obligation of RMP to pay any unpaid portion of the RMP Base Amount shall terminate on December 31 following the date that is five (5) years from the date of this Agreement.  Any amounts remaining in escrow after the obligation of RMP to pay the RMP Base Amount terminates shall be retained by RMP.

(g)                                  Notwithstanding anything to the contrary in this Agreement, in the event that EQM is required to pay the RMP Expenses, EQM shall pay to RMP an amount equal to the lesser of (i) the RMP Expenses and (ii) the maximum amount, if any, that can be paid to RMP without causing RMP to fail the gross income requirement in Section 7704(c)(2) of the Code, treating the RMP Expenses as non-qualifying income and after taking into consideration all other sources of non-qualifying income (computed by treating as non-qualifying income any income that is not of the type that Baker Botts L.L.P. has opined or will opine is qualifying income as defined in Section 7704(d) of the Code) (such maximum amount, the “RMP Non-Qualifying Income Cushion”), as determined by RMP’s independent accountants. Notwithstanding the foregoing, in the event RMP receives Tax Guidance providing that RMP’s receipt of the RMP Expenses would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code, EQM shall, upon receiving notice that RMP has received the Tax Guidance, pay to RMP any unpaid portion of the RMP Expenses within five (5) business days.  In the event that RMP is not able to receive the full RMP Expenses due to the above limitations, EQM shall place the unpaid portion in escrow by wire transfer within three (3) days of termination and shall not release any portion thereof to RMP unless and until RMP receives either: (x) a letter from independent nationally recognized accounting firm indicating the RMP Non-Qualifying Income Cushion for any subsequent year (in which case EQM shall pay to RMP the lesser of the unpaid portion of the RMP Expenses or the RMP Non-Qualifying Income Cushion specified within five (5) business days after EQM has been notified thereof) or (y) Tax Guidance providing that RMP’s receipt of such portion would either constitute qualifying income (as defined in Section 7704(d) of the Code) or be excluded from gross income for purposes of Section 7704 of the Code (in which case EQM shall pay to RMP any unpaid portion of the RMP Expenses within five (5) business days after EQM has been notified thereof).  The obligation of EQM to pay any unpaid portion of the RMP Expenses shall terminate on December 31 following the date that is five (5) years from the date of this Agreement.  Any amounts remaining in escrow after the obligation of EQM to pay the RMP Expenses terminates shall be retained by EQM.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                                    No Survival.  Except as otherwise provided in this Agreement, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, whether prior to or after the execution of this Agreement.  The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article II and Section 5.8 and Section 5.11 and any other agreement in this Agreement that contemplates performance after the Effective Time shall survive the Effective Time and those set forth in Section 5.11, Section 7.2 and Section 7.3, in the last sentence of Section 5.6(a) and this Article VIII shall survive termination of this Agreement.

Section 8.2                                    Amendment or Supplement.  At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the RMP Unitholder Approval, by written agreement of the parties, by action taken or authorized by the RMP GP Board and the EQM GP Board; provided, however, that the RMP GP Board and EQM GP Board may not take or authorize any such action unless it has first been approved in writing by the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable; provided, further, that following approval of this Agreement and the Merger by the RMP Unitholders, there shall be no amendment or change to the provisions of this Agreement which by Law or stock exchange rule would require further approval by the RMP Unitholders without such approval.  Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of RMP or the RMP GP Board or of EQM or the EQM GP Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the RMP GP Board and EQM GP Board, as applicable; provided, however, that the RMP GP Board and EQM GP Board, as applicable, may not take or authorize any such action unless such action has first been approved in writing by the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable. In the event the RMP GP Board or the EQM GP Board, as applicable, takes or authorizes any action under this Section 8.2 that is counter to any action or recommendation by the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable, or was not approved in writing by such conflicts committee as required by this Section 8.2, then the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of “Special Approval” under Section 7.9 of the RMP Partnership

Agreement or the EQM Partnership Agreement, as applicable.  For the avoidance of doubt, any rescission of “Special Approval” under the RMP Partnership Agreement pursuant to the prior sentence shall not, in and of itself, constitute an RMP Adverse Recommendation Change under this Agreement.

Section 8.3                                    Extension of Time, Waiver.  At any time prior to the Effective Time, any party may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of any other party hereto, (b) extend the time for the performance of any of the obligations or acts of any other party hereto, (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions or (d) make or grant any consent under this Agreement; provided, however, that the RMP GP Board or the EQM GP Board may not take or authorize any action under this Section 8.3 or otherwise grant any consent under this Agreement unless it has first been approved in writing by the RMP Conflicts Committee or EQM Conflicts Committee, as applicable.   Notwithstanding the foregoing, no failure or delay by any RMP Entity or any EQM Entity in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. In the event the RMP GP Board or the EQM GP Board, as applicable, takes or authorizes any action under this Section 8.3 that is counter to any action or recommendation by the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable, or was not approved in writing by such conflicts committee as required by this Section 8.3, then the RMP Conflicts Committee or the EQM Conflicts Committee, as applicable, may rescind its approval of this Agreement, with such rescission resulting in the rescission of “Special Approval” under Section 7.9 of the RMP Partnership Agreement or the EQM Partnership Agreement, as applicable.  For the avoidance of doubt, any rescission of “Special Approval” under the RMP Partnership Agreement pursuant to the prior sentence shall not, in and of itself, constitute an RMP Adverse Recommendation Change under this Agreement.

Section 8.4                                    Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties, except that (a) EQM may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of EQM, but no such assignment shall relieve EQM of any of its obligations hereunder and (b) RMP may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly owned Subsidiary of RMP, but no such assignment shall relieve RMP of any of its obligations hereunder; provided that in the case of clause (a) or (b) above, any such assignment shall not materially impede or delay the consummation of the transactions contemplated by this Agreement.  Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.  Any purported assignment not permitted under this Section 8.4 shall be null and void.

Section 8.5                                    Counterparts.  This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.6                                    Entire Agreement; No Third-Party Beneficiaries.  This Agreement, the RMP Disclosure Schedule, the EQM Disclosure Schedule and any certificates delivered by any party pursuant to this Agreement (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement and thereof and (b) shall not confer upon any Person other than the parties hereto any rights (including third-party beneficiary rights or otherwise) or remedies hereunder, except for, in the case of clause (b), (i) the provisions of Section 5.8 and Section 8.12 and (ii) the right of the RMP Unitholders to receive the Merger Consideration after the Closing (a claim by the RMP Unitholders with respect to which may not be made unless and until the Closing shall have occurred) and the right of holders of RMP equity awards to receive the Merger Consideration to which they are entitled pursuant to this Agreement after the Closing (a claim by such holders with respect to which may not be made unless and until the Closing shall have occurred).

Section 8.7                                    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)                                 This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, applicable to contracts executed in and to be performed entirely within that State.

(b)                                 Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware).  Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts.  Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8.7, (ii) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.  Each party hereto expressly acknowledges that the foregoing waiver is intended to be irrevocable under the Law of the State of Delaware and of the United States of America; provided, however, that each such party’s consent to jurisdiction and service contained in this Section 8.7(b) is solely for the purpose referred to in this Section 8.7(b) and shall not be deemed to be a general submission to such courts or in the State of Delaware other than for such purpose.

(c)                                  EACH PARTY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

Section 8.8                                    Specific Enforcement.  The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, in accordance with this Section 8.8 in the Delaware Court of Chancery or any federal court sitting in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity.  Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief as provided herein on the basis that (a) either party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or equity (it being understood that nothing in this sentence shall prohibit the parties hereto from raising other defenses to a claim for specific performance or other equitable relief under this Agreement).  Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  The parties agree that in the event that EQM receives the RMP Termination Fee, EQM may not seek any award of specific performance under this Section 8.8.

Section 8.9                                    Notices.  All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile or email (which is confirmed), or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to the EQM Entities, to:

EQT Midstream Partners, LP
c/o EQT Midstream Services, LLC

625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Fax No.:	(412) 553-7781
Attn:	Conflicts Committee Chair c/o Corporate Secretary

with a copy (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, DE 19801
Fax No.:	(302) 651-7701
Email:	Raju@rlf.com
Attn:	Srinivas M. Raju

If to the RMP Entities, to:

Rice Midstream Partners LP
c/o Rice Midstream Management LLC
625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Fax No.:	(412) 553-7781
Attn:	Conflicts Committee Chair c/o Corporate Secretary

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Fax No.:	(713) 546-5401
Email:	Ryan.Maierson@lw.com
Nick.Dhesi@lw.com
Attn:	Ryan J. Maierson
Nick S. Dhesi

If to EQT, to:

EQT Corporation

625 Liberty Avenue, Suite 1700
Pittsburgh, PA 15222
Fax No.:	(412) 553-5970
Attn:	General Counsel

with a copy (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Fax No.:	(212) 403-2000
Email:	SACohen@wlrk.com
VGoldfeld@wlrk.com
Attn:	Steven A. Cohen
Victor Goldfeld

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto.  All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt.  Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 8.10                             Severability.  If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.11                             Interpretation.

(a)                                 When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a Person are also to its permitted successors and assigns.

(b)                                 The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

Section 8.12                             Non-Recourse.  No past, present or future director, officer, employee, incorporator, member, partner, shareholder, agent, attorney, representative or affiliate of any party hereto or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement) shall have any liability (whether in contract or in tort) for any obligations or liabilities of such party arising under, in connection with or related to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby; provided, however, that nothing in this Section 8.12 shall limit any liability of the parties to this Agreement for breaches of the terms and conditions of this Agreement.

Section 8.13                             Definitions.  As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person.  For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise; provided, however, that for purposes of this Agreement, RMP and its Subsidiaries shall not be considered Affiliates of EQM or any of EQM’s other Affiliates, nor shall any such Persons be considered Affiliates of RMP or its Subsidiaries.

“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Benefit Plan” means (i) any “employee benefit plan” (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA, and (ii) all other plans, programs, policies, agreements, understandings or other arrangements providing compensation or other benefits, including but not limited to, all cash or equity-based, employment, retention, consulting, change of control, incentive, bonus, deferred compensation, health, medical, dental, disability, accident, life insurance, cafeteria, vacation, holiday, severance, retirement, pension, savings, or termination plans, programs, policies, agreements, understandings or arrangements.

“business day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“DLLCA” mean the Delaware Limited Liability Company Act.

“Drop-Down Agreement” means that certain Contribution and Sale Agreement, dated as of the date hereof, by and among EQT, Rice Midstream Holdings LLC, EQM and EQM Gathering Holdings, LLC.

“Drop-Down Transactions” means the acquisition transactions contemplated by the Drop-Down Agreement.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act.

“Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances, in each case as in effect at the date of this Agreement.

“Environmental Permit” means all Permits required under Environmental Laws.

“EQM Equity Plans”  means any plans or arrangements of EQM providing for the grant of awards of EQM Units or awards valued, in whole or in part, by reference to EQM Units, or otherwise relating thereto, including but not limited to, the EQT Midstream Services, LLC 2012 Long-Term Incentive Plan.

“EQM Gathering Holdings” means EQM Gathering Holdings, LLC, a Delaware limited liability company and wholly owned Subsidiary of EQM.

“EQM GP Agreement” means the Third Amended and Restated Limited Liability Company Agreement of EQT Midstream Services, LLC, dated as of May 15, 2015, as amended or supplemented from time to time.

“EQM GP Charter Documents” means, collectively, the Certificate of Formation of EQM GP, and the EQM GP Agreement, as amended or supplemented from time to time.

“EQM GP Interest” means the “General Partner Interest” as defined in the EQM Partnership Agreement.

“EQM GP Unit” means a “General Partner Unit” as defined in the EQM Partnership Agreement.

“EQM Incentive Distribution Rights” means an “Incentive Distribution Right” as defined in the EQM Partnership Agreement.

“EQM Joint Ventures” means each entity listed on Section 8.13 of the EQM Disclosure Schedule; provided, that with respect to any reference in this Agreement to EQM causing any EQM Joint Venture to take any action, such reference shall only require EQM to cause such EQM Joint Venture to take such action to the maximum extent permitted by the organizational documents and governance arrangements of such EQM Joint Venture and, to the extent applicable, its fiduciary duties in relation to such EQM Joint Venture.

“EQM Limited Partner” means a “Limited Partner” as defined in the EQM Partnership Agreement.

“EQM Limited Partner Interest” means a “Limited Partner Interest” as defined in the EQM Partnership Agreement.

“EQM Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of EQT Midstream Partners, LP, dated as of July 2, 2012, as amended or supplemented from time to time.

“EQM Partnership Interest” means “Partnership Interest” as defined in the EQM Partnership Agreement.

“EQM Special Approval” means “Special Approval” as defined in the EQM Partnership Agreement.

“EQM Unaffiliated Unitholders” means EQM Unitholders excluding EQT, EQM GP and their Affiliates.

“EQM Unit” means a “Common Unit” as defined in the EQM Partnership Agreement.

“EQM Unit Majority” means “Unit Majority” as defined in the EQM Partnership Agreement.

“EQM Unitholders” means the holders of EQM Units.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliates” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, would be deemed at the relevant time to be a single employer for purpose of Section 414(b), (c), (m) or (o) of the Code.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, tribal, foreign or multinational.

“GP Merger Sub Charter Documents” means, collectively, the Certificate of Formation of EQM GP Acquisition Sub, LLC, and the Limited Liability Company Agreement, dated as of April 18, 2018, of EQM GP Acquisition Sub, LLC, as amended or supplemented from time to time.

“Hazardous Substance” means any substance, material or waste that is listed, defined, designated or classified as hazardous, toxic, radioactive, dangerous or a “pollutant” or “contaminant” or words of similar meaning under any Environmental Law or are otherwise regulated by any Governmental Authority with jurisdiction over the environment or natural resources, including without limitation petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“IDR Purchase and Sale Agreement” means the Incentive Distribution Rights Purchase and Sale Agreement, dated as of the date hereof, by and among EQGP, RMGH and EQT.

“IDR Transaction” means the purchase and sale of the RMP Incentive Distribution Rights contemplated by the IDR Purchase and Sale Agreement.

“Intervening Event” means a material event, circumstance, effect, condition, change or development, in each case that arises or occurs after the date of this Agreement and was not, prior to the date of this Agreement, known to or reasonably foreseeable by the RMP GP Board and did not result from or arise out of the announcement or pendency of, or any actions required to be taken by (or to be refrained from being taken by) RMP pursuant to this Agreement; provided, however, that in no event shall the following events, circumstances, or changes in circumstances constitute an Intervening Event:  (i) the receipt, existence or terms of an RMP Alternative Proposal or any matter relating thereto or consequence thereof, (ii) any change in the price, or change in trading volume, of the RMP Units or the fact that RMP meets or exceeds internal or published projections, budgets, forecasts or estimates of revenues, earnings or other financial results for any period (provided, however, that the exception to this clause (i) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred) or (iii) any matters generally affecting the industry in which RMP operates as a whole that have not had or would not reasonably be expected to have a disproportionate effect on RMP and/or its Subsidiaries.

“Knowledge” (i) when used with respect to RMP, means the actual knowledge, after reasonable inquiry, of those individuals listed on Section 8.13 of the RMP Disclosure Schedule and (ii) when used with respect to EQM, means the actual knowledge, after reasonable inquiry, of those individuals listed on Section 8.13 of the EQM Disclosure Schedule.

“Material Adverse Effect” means, when used with respect to a Person, any change, effect, event or occurrence that, individually or in the aggregate, (x) has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (y) prevents or materially impedes, interferes with or hinders the consummation of the transactions contemplated hereby, including the Merger and the GP Merger, on or before the Outside Date; provided, however, that any adverse changes, effects, events or occurrences resulting from or due to any of the following shall be disregarded in determining whether there has been a Material Adverse Effect:  (i) changes, effects, events or occurrences generally affecting the United States or global economy, the financial, credit, debt, securities or other capital markets or political, legislative or regulatory conditions or changes in the industries in which such Person operates; (ii) the announcement or pendency of this Agreement or the transactions contemplated hereby or the performance of this Agreement (including, for the avoidance of doubt, performance of the parties’ obligations under Section 5.4) (provided that the exception in this clause (ii) shall not be deemed to apply to references to “RMP Material Adverse Effect” or “EQM Material Adverse Effect” in Section 3.4 or Section 4.4, as applicable, and to the extent related thereto, Section 6.2(a) and Section 6.3(a)); (iii) any change in the market price or trading volume of the partnership interests, shares of common stock or other equity securities of such Person (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); (iv) acts of war or terrorism (or the escalation of the foregoing) or natural disasters or other force majeure events; (v) changes in any Laws or regulations applicable to such Person or applicable accounting regulations or principles or the interpretation thereof; (vi) any legal proceedings commenced by or involving any current or former member, partner or shareholder of such Person (on their own or on behalf of such Person) arising out of or related to this Agreement or the transactions contemplated hereby; (vii) changes, effects, events or occurrences generally affecting the prices of oil, natural gas, natural gas liquids or other commodities; (viii) any failure of a Person to meet any internal or external projections, forecasts or estimates of revenues, earnings or other financial or operating metrics for any period (it being understood and agreed that the foregoing shall not preclude any other party to this Agreement from asserting that any facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Material Adverse Effect); and (ix) the taking of any action required by this Agreement; provided, however, that changes, effects, events or occurrences referred to in clauses (i), (iv), (v) and (vii) above shall be considered for purposes of determining whether there has been or would reasonably be expected to be a Material Adverse Effect if and to the extent such state of affairs, changes, effects, events or occurrences has had or would reasonably be expected to have a disproportionate adverse effect on such Person and its Subsidiaries, taken as a whole, as compared to other companies operating in the industries in which such Person and its Subsidiaries operate.

“Merger Sub Charter Documents” means, collectively, the Certificate of Formation of EQM Acquisition Sub, LLC, and the Limited Liability Company Agreement, dated as of April 18, 2018, of EQM Acquisition Sub, LLC, as amended or supplemented from time to time.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“NYSE” means the New York Stock Exchange.

“Permit” means franchises, tariffs, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“RMP Alternative Proposal” means any inquiry, proposal or offer from, or indication of interest in seeking a proposal or offer by, any Person or “group” (as defined in Section 13(d) of the Exchange Act), other than EQM, its Subsidiaries and their Affiliates, relating to any (i) direct or indirect acquisition (whether in a single transaction or a series of related transactions), of assets of RMP and its Subsidiaries (including securities of Subsidiaries) equal to 20% or more of RMP’s consolidated assets or to which 20% or more of RMP’s revenues or earnings on a consolidated basis are attributable, (ii) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 20% or more of any class of equity securities of RMP, (iii) tender offer or exchange offer that if consummated would result in any Person or “group” (as defined in Section 13(d) of the Exchange Act) beneficially owning 20% or more of any class of equity securities of RMP or (iv) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving RMP or any of its Subsidiaries which is structured to permit any Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 20% of RMP’s consolidated assets, net income, net expenses, revenue or equity interests; in each case, other than the transactions contemplated hereby.

“RMP Equity Plans” means any plans or arrangements of RMP providing for the grant of awards of RMP Units or awards valued, in whole or in part, by reference to RMP Units, or otherwise relating thereto, including but not limited to, the Rice Midstream Partners LP 2014 Long Term Incentive Plan.

“RMP GP Agreement” means the Amended and Restated Limited Liability Company Agreement of Rice Midstream Management LLC, dated as of December 22, 2014, as amended or supplemented from time to time.

“RMP GP Charter Documents” means, collectively, the Certificate of Formation of RMP GP and the RMP GP Agreement, each as amended or supplemented from time to time.

“RMP GP Interest” has the meaning ascribed to the “General Partner Interest” in the RMP Partnership Agreement.

“RMP Incentive Distribution Right”  means “Incentive Distribution Right” as defined in the RMP Partnership Agreement.

“RMP Limited Partner” means “Limited Partner” as defined in the RMP Partnership Agreement.

“RMP Limited Partner Interest” means a “Limited Partner Interest” as defined in the RMP Partnership Agreement.

“RMP Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of Rice Midstream Partners LP, dated as of December 22, 2014, as amended or supplemented from time to time.

“RMP Partnership Interest” means an interest in RMP, which shall include the General Partner Interest (as defined in the RMP Partnership Agreement) and RMP Limited Partner Interests.

“RMP Special Approval” means “Special Approval” as defined in the RMP Partnership Agreement.

“RMP Superior Proposal” means a bona fide unsolicited written offer, obtained after the date of this Agreement and not in breach of Section 5.3 (other than an immaterial breach), to acquire, directly or indirectly, more than 50% of the outstanding equity securities of RMP or more than 50% of the assets of RMP and its Subsidiaries on a consolidated basis, made by a third party (other than EQT or any of its Affiliates), which is on terms and conditions which the RMP GP Board determines in its good faith to be (i) reasonably capable of being consummated in accordance with its terms, taking into account legal, regulatory, financial, financing and timing aspects of the proposal, and (ii) if consummated, more favorable to the RMP Unitholders (in their capacity as RMP Unitholders) from a financial point of view than the transactions contemplated hereby, taking into account at the time of determination any changes to the terms of this Agreement that as of that time had been proposed by EQM in writing.

“RMP Unaffiliated Unitholders” means RMP Unitholders excluding EQT and its Affiliates.

“RMP Unit” means “Common Unit” as defined in the RMP Partnership Agreement.

“RMP Unitholders” means the holders of RMP Units.

“SEC” means the Securities and Exchange Commission.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” when used with respect to any party, means any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partner interests or, in the case of a limited liability company, the managing member) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.  When used with respect to EQM, the term “Subsidiary” shall include the EQM Joint Ventures unless the context otherwise requires.

“Tax” or “Taxes” means any and all federal, state or local or non-U.S. taxes of any kind whatsoever, including any income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property and estimated taxes, customs duties, imposts fees, levies assessments or assessments in the nature of a tax, and including any and all interest, penalties, fines, additions thereto or in respect thereof, in each case imposed, assessed or collected by or under the authority of any Governmental Authority.

“Tax Return” means any return, report, statement, declaration, disclosure, schedule, notice, notification, form, election, supporting material, certificate or similar filing (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any information return, claim for refund, amended return or declaration of estimated Taxes (and including any attachments thereto and any amendments thereof).

“Treasury Regulations” means the regulations (including temporary regulations) promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.  All references in this Agreement to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar or substitute, temporary or final Treasury Regulations.

“Unit Majority” means a “Unit Majority” as defined in the RMP Partnership Agreement.

“Willful Breach” means (i) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach that is a consequence of an act or intentional omission undertaken by the breaching party (or in the case of Section 5.3 with respect to RMP, the consequence of an act or omission of a Subsidiary of RMP, or of a Representative of RMP at the direction of RMP) with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of such covenant or agreement and (ii) the failure by any party to consummate the transactions contemplated hereby after all of the conditions set forth in Article VI have been satisfied or waived (by the party entitled to waive any such applicable conditions).

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

EQM:

EQT MIDSTREAM PARTNERS, LP

By:	EQT Midstream Services, LLC,
its general partner

By:	/s/ Jeremiah J. Ashcroft III
Name: Jeremiah J. Ashcroft III
Title: President and Chief Executive Officer

EQM GP:

EQT MIDSTREAM SERVICES, LLC

By:	/s/ Jeremiah J. Ashcroft III
Name: Jeremiah J. Ashcroft III
Title: President and Chief Executive Officer

MERGER SUB:

EQM ACQUISITION SUB, LLC

By:	/s/ Jeremiah J. Ashcroft III
Name: Jeremiah J. Ashcroft III
Title: President and Chief Executive Officer

GP MERGER SUB:

EQM GP ACQUISITION SUB, LLC

By:	/s/ Jeremiah J. Ashcroft III
Name: Jeremiah J. Ashcroft III
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EQT:

EQT CORPORATION

By:	/s/ Robert J. McNally
Name: Robert J. McNally
Title: Senior Vice President and Chief Financial Officer

RMP:

RICE MIDSTREAM PARTNERS LP

By:	Rice Midstream Management LLC,
its general partner

By:	/s/ Robert J. McNally
Name: Robert J. McNally
Title: Senior Vice President and Chief Financial Officer

RMP GP:

RICE MIDSTREAM MANAGEMENT LLC

By:	/s/ Robert J. McNally
Name: Robert J. McNally
Title: Senior Vice President and Chief Financial Officer

[Signature Page to Agreement and Plan of Merger]